UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SPIRIT REALTY CAPITAL, INC.

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Spirit Realty Capital, Inc.

Notice of
2019 Annual Meeting of Stockholders
and
Proxy Statement

2727 North Harwood Street, Suite 300 Dallas, TX 75201
April 5, 2019

Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Spirit Realty Capital, Inc. (“Spirit”), which will be held at 8:00 am central time on Thursday, May 9, 2019 at our principal executive offices located at 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201. You may attend the meeting in person or by proxy.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials. On or about April 9, 2019 we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to vote over the Internet and how to request and return a proxy card by mail. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.
Your vote is very important to us. Please vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, please follow the instructions provided to you and vote your shares today. Voting now will not prevent you from voting your shares in person if you are able to attend. You may vote by telephone, over the Internet or by mail by signing, dating and returning the proxy card in the envelope provided.
On behalf of the Board of Directors and employees of Spirit, we appreciate your continued support.

Sincerely,
Richard I. Gilchrist
Chairman of the Board of Directors

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

2727 North Harwood Street, Suite 300 – Dallas, TX 75201
This summary highlights selected information that is provided in more detail throughout the Proxy Statement. Please read the entire Proxy Statement before casting your vote.
WHEN:
Thursday, May 9, 2019
8:00 a.m. central
WHERE:
2727 N. Harwood Street, Suite 300
Dallas, Texas 75201
ITEMS OF BUSINESS:

1.
The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.
The approval of the Third Amendment to the Amended and Restated Spirit Realty, L.P. 2012 Incentive Award Plan (the "Plan") which will increase the number of shares of common stock reserved for issuance under the Plan by 2,300,000 shares;

4.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement; and

5.	Such other business as may properly come before the Stockholders at the Annual Meeting or any postponements or adjournments thereof.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
HOW TO VOTE: You may vote at the Annual Meeting, and any postponements or adjournments thereof, if you were a holder of record of Spirit common stock at the close of business on March 14, 2019 (the "Record Date"). For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive office located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201. Please vote your shares promptly by telephone, Internet or by mail by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the Annual Meeting. Further, any proxy may be revoked at any time prior to the Annual Meeting. If your shares are held by a broker, bank or other nominee, please follow their instructions to have your shares voted.
By Order of our Board of Directors,

Jay Young
Executive Vice President, General Counsel and Secretary

2727 North Harwood Street, Suite 300 – Dallas, TX 75201

PROXY STATEMENT
April 5, 2019

2019 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation and its affiliates (“Spirit,” “we”, “us” or the “Company”), of proxies to be exercised at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. central on Thursday, May 9, 2019, at our principal executive offices located at 2727 N. Harwood Street, Suite 300 Dallas, Texas 75201, and at any postponement(s) or adjournment(s) thereof. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2019 Annual Meeting of Stockholders (the “Proposals”), proxies are solicited to give all stockholders of record at the close of business on March 14, 2019, an opportunity to vote on matters properly presented at the Annual Meeting.
NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON May 9, 2019:
This Proxy Statement, our 2018 Annual Report on Form 10-K and our 2018 Annual Report to Stockholders are available at www.proxydocs.com/SRC.
_____________________

HOUSEHOLDING
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit stockholders who share the same address and last name, unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any stockholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call (866) 648-8133, email paper@investorelections.com or visit www.investorelections.com/SRC. Stockholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.
The Company’s principal executive office is located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is www.spiritrealty.com*.
* Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

THE ANNUAL MEETING AND VOTING
QUORUM
The holders of a majority of our common shares outstanding as of the close of business on March 14, 2019 must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.
WHO CAN VOTE
Holders of our common stock at the close of business on March 14, 2019 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 86,110,804 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Stockholders at the Annual Meeting.
A list of all Spirit stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
HOW TO VOTE
You may vote your shares in one of several ways, depending on how you own your shares.
Stockholders of Record
If you own shares registered in your name with our transfer agent, American Stock Transfer & Trust Company, (a “stockholder of record”), you may:

Vote your shares by proxy by calling (866) 256-1217, 24-hours a day, seven days a week until 5:00 p.m. eastern time on May 8, 2019. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy via the website www.proxypush.com/SRC, 24-hours a day, seven days a week until 5:00 p.m. eastern time on May 8, 2019. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners
If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2019 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), the Third Amendment to the Plan (Proposal 3) or the advisory vote to approve our executive compensation (Proposal 4) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1, Proposal 3 or Proposal 4.

Votes by Proxy
All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:
✓    FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);

✓	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019 (Proposal 2);

✓	FOR the approval of the Third Amendment to the Plan which will increase the number of shares of common stock reserved for issuance under the Plan by 2,300,000 shares (Proposal 3);
✓    FOR the approval, on an advisory basis, of our executive compensation (Proposal 4); and
✓    In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.
HOW TO REVOKE YOUR VOTE
If you are a stockholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than 5:00 p.m. Eastern time on May 8, 2019;

•
Deliver a written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

•	Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).
If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.
EXPENSES AND SOLICITATION
Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited on behalf of the company in person, by telephone or e-mail, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We have engaged the Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and information support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

ATTENDING THE ANNUAL MEETING
You are entitled to attend the Annual Meeting only if you were a Spirit stockholder as of the close of business on March 14, 2019 or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on March 14, 2019, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 14, 2019;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.
For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

FORWARD-LOOKING STATEMENTS

This Proxy statement contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business. When used in this Proxy Statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	industry and economic conditions;

•	volatility and uncertainty in the financial markets, including potential fluctuations in the CPI;

•	our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments;

•	the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers;

•	our ability to diversify our tenant base;

•	the nature and extent of future competition;

•	increases in our costs of borrowing as a result of changes in interest rates and other factors;

•	our ability to access debt and equity capital markets;

•	our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•
our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants;

•	our ability to manage our expanded operations;

•	our ability and willingness to maintain our qualification as a REIT;

•	the impact of Shopko’s bankruptcy filing on Spirit MTA REIT ("SMTA");

•
the impact of SMTA’s board of trustees’ decision to accelerate its strategic plan, including our ability to collect amounts to which we are contractually entitled under the Asset Management Agreement or SMTA's Series A Preferred Stock ("SMTA Preferred Stock") upon a resolution of SMTA and/or a termination of the Asset Management Agreement;

•	our ability to perform as an external manager for SMTA; and

•
other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

2018 PERFORMANCE OVERVIEW
The following overview has been prepared to assist you in reviewing our 2018 performance and the matters to be considered at the Annual Meeting. For additional information, please review our Annual Report on Form 10-K for the year ended December 31, 2018 and other information contained in this Proxy Statement.
Total Shareholder Return (“TSR”): 2018 was a landmark year for Spirit. With the completion of the spin-off of SMTA in May, Spirit succeeded in substantially removing various impediments it faced in the past. For 2018, total shareholder return of -0.6% outperformed both the REIT index (-4.6%) and the S&P 500 (-6.2%). In 2018, Spirit authorized $3.05 per share in cumulative dividends, comprised of two $0.900 dividends prior to the spin-off and two $0.625 dividends after the spin-off. In addition, the spin-off transaction resulted in a stock dividend to shareholders of $4.689 per share. From our initial public offering ("IPO") in September 2012 to December 31, 2018, our total TSR was 61.2%. During 2018, we declared cash dividends equal to $262.9 million, or $3.05 per share of common stock.
The following graph shows our cumulative total shareholder return for the period beginning with the initial listing of our common stock on the NYSE on September 20, 2012 and ending on December 31, 2018, with stock prices retroactively adjusted for the Cole merger ratio and the spin-off of SMTA. The graph assumes a $100 investment in each of the indices on September 20, 2012 and the reinvestment of all cash dividends. Our stock price performance shown in the following graph is not indicative of future stock price performance.

Strategic Financial Activities to Strengthen Our Balance Sheet: During 2018, Spirit successfully executed its capital plan, significantly strengthening its balance sheet. Some of Spirit's recent achievements include the following:

•
Completed the spin-off of SMTA, a separate publicly traded REIT, in May 2018. In connection with the spin-off, Spirit distributed one share of SMTA common stock for every ten shares of Spirit common stock to all Spirit stockholders of record as of May 18, 2018. As a result of the spin-off, SMTA owns, directly and indirectly, the assets that collateralize Master Trust 2014, all the Spirit properties leased to Shopko, as well as certain other assets.

•
Executed $1.62 billion unsecured credit facility in January 2019, comprised of an $800 million unsecured revolving credit facility maturing in March 2023, a $420 million unsecured term loan maturing in March 2024 and a $400 million unsecured delayed draw term loan maturing March 2022.

•
Received final settlement of $19.7 million from Haggen Holdings, LLC (“Haggen”) in relation to the Company’s claim from 20 properties leased to Haggen at the time of Haggen’s bankruptcy filing in 2015. Prior to 2018, Spirit collected $5.5 million of total claims for a total recovery of $25.2 million (the "Haggen Settlement").

•	Decreased Adjusted Debt to Annualized Adjusted EBITDAre to 5.1x at December 31, 2018.(1)

•	Repurchased 4.2 million shares of outstanding common stock, at a weighted average purchase price of $39.60 per share (prior to the spin-off of SMTA).
(1) Please refer to Annex A for reconciliation of non-GAAP financial measures.

Well-disciplined and Calculated Allocator of Capital: In 2018, Spirit demonstrated its ability to allocate capital and accretively acquire and underwrite quality real estate and tenants with exposure that is aligned with our investment policy and rankings.

•
During 2018, Spirit invested $250.8 million in the acquisition of 17 properties through nine transactions, with an initial weighted average cash yield of approximately 6.9%, an economic yield of 8.0% and a weighted average lease term of 17.1 years. Many new service-oriented tenants were acquired in 2018, including Life Time Fitness, which became Spirit’s 6th largest tenant, Top Golf and Alaska Club gyms. Additionally, Spirit invested $36.2 million in revenue producing capital expenditures related to 49 existing properties

•
During 2018, Spirit disposed of 29 properties for $103.3 million in gross proceeds, including the sale of 18 income producing properties for $68.7 million, with a weighted average capitalization rate of 6.46%. Dispositions in 2018 focused primarily on optimizing industry concentrations. Some of the assets sold included Circle K C-Stores, drug stores and grocery stores.

•
While we were a net acquirer of income producing real estate for the year ended December 31, 2018, our contractual cash rent, excluding percentage rent, between periods decreased 4.9% as a result of the timing of the acquisition/disposition activity, specifically with the majority of acquisitions closing in the second half of 2018. During the year ended December 31, 2018, we purchased 17 properties included in continuing operations, which represent an aggregate gross investment of $250.8 million, and we sold 29 properties included in continuing operations for gross sales proceeds of $103.3 million.

•
AFFO for the year ended 2018 was $346.3 million ($327.2 million excluding the Haggen Settlement), or $3.99 per diluted share, compared to $398.1 million, or $4.24 per diluted share, for the same period in 2017.(1)

Improved Real Estate Portfolio through Prudent Growth: Our portfolio has strengthened over the last year as a result of reduced vacancies and the targeting of industries that are consistent with our strategic plan.

•	Spirit significantly increased occupancy throughout 2018 with only 5 vacant properties as of year-end 2018 compared to 19 as of year-end 2017 (99.7% occupied as of December 31, 2018).

•
Spirit refined its acquisition strategy with a heightened focus on technological disruption and competitive positioning along with continued use of our property ranking system to quantify real estate rankings across the portfolio.

•	Spirit renewed 22 out of 24 leases that expired or were due to expire, recapturing 96.8% of the expiring rent.
At the end of 2018, our portfolio was comprised of 1,514 total properties in 49 states representing 252 high-quality tenants that operate in 32 diverse industries. No single tenant represented more than 5% of our Contractual Rent(2) as of December 31, 2018. Our top five and 10 tenant concentrations compare favorably to our net-lease peers, and our portfolio remained essentially fully occupied at 99.7% under long-term leases that had a weighted average lease term of approximately 9.6 years.
(1) Please refer to Annex A for reconciliation of non-GAAP financial measures.

(2) "Contractual Rent" is defined as monthly contractual cash rent and earned income from direct financing leases, excluding percentage rents, from our properties owned in fee-simple or ground leased, recognized during the final month of the reporting period, adjusted to exclude amounts received from properties sold during that period and adjusted to include a full month of contractual rent for properties acquired during that period. We use Contractual Rent when calculating certain metrics that are useful to evaluate portfolio credit, asset type, industry, and geographic diversity and to manage risk.
Transformation of Spirit:
The following table highlights improvement of our portfolio since our IPO with reduced tenant concentration and stronger balance sheet metrics.

PORTFOLIO	FY 2018	FY 2017	FY 2016	FY 2015	FY 2014	FY 2013	IPO SEP-12
Number of Owned Properties	1,462	2,392	2,615	2,629	2,509	2,186	1,190
Weighted Average Lease Term	9.6 yrs	10.0 yrs	10.7 yrs	10.7 yrs	10.8 yrs	10.1 yrs	11.2 yrs
Occupied SQF (mm)	27.3	46.5	50.9	52.4	55.0	54.3	32.2
Contractual Rent(1)/ Occupied SF	$14.00	$12.95	$12.70	$12.22	$10.89	$9.70	$8.66
Top 10 Concentration	24.4%	24.9%	25.8%	26.5%	32.7%	36.0%	51.7%
Top 5 Concentration	14.9%	16.7%	17.5%	19.4%	25.1%	27.6%	43.8%
Top Tenant Concentration	3.4%	7.7%	8.2%	9.1%	14.0%	14.8%	29.9%
Secured Debt / Gross Assets	8.2%	30.9%	25.1%	35.2%	41.6%	48.0%	51.8%
Adj. Debt / Annualized Adj. EBITDAre(2)	5.1x	6.3 x	6.2 x	6.9 x	7.6 x	7.3 x	7.3 x
Unencumbered Assets/Gross Assets	71.5%	55.8%	56.3%	36.1%	23.1%	8.0%	2.0%
Rating (Moody's/S&P/Fitch)	Baa3/BBB-/BBB-	Baa3/BBB-/BBB-	Baa3 / BBB-/BBB-	NA/BB+/NA	NA/BB-/NA	NA/BB-/NA	Caa1/B/NA

(1) "Contractual Rent" is defined as monthly contractual cash rent and earned income from direct financing leases, excluding percentage rents, from our properties owned in fee-simple or ground leased, recognized during the final month of the reporting period, adjusted to exclude amounts received from properties sold during that period and adjusted to include a full month of contractual rent for properties acquired during that period. We use Contractual Rent when calculating certain metrics that are useful to evaluate portfolio credit, asset type, industry, and geographic diversity and to manage risk.

(2) In 2018, we adopted the EBITDAre concept, as defined by NAREIT. For all prior years, these amounts were calculated by using Debt to EBITDA metrics. Please refer to Annex A for reconciliation of non-GAAP financial measures.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL 1
ELECTION OF DIRECTORS
The following table provides a summary about our nine director-nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. The Board recommends that you vote “FOR” each of the named director-nominees.

Name	Age	Served Since	Independence	Current Committees
Jackson Hsieh	58	2017	Employed by Spirit Realty Capital, Inc.
Kevin M. Charlton	53	2009	Independent	Compensation (Chairperson)
Todd A. Dunn	55	2012	Independent	Audit; Nominating & Corporate Governance
Richard I. Gilchrist	73	2012	Independent	Compensation; Lead Independent Director; Chairman of the Board
Sheli Z. Rosenberg	77	2013	Independent	Compensation
Diana M. Laing	64	2018	Independent	Audit (Chairperson)
Thomas D. Senkbeil	69	2013	Independent	Audit; Nominating & Corporate Governance
Nicholas P. Shepherd	60	2012	Independent	Nominating & Corporate Governance (Chairperson)
Elizabeth F. Frank	49	2019	Independent	Audit; Nominating & Corporate Governance

Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each individual presently serving as a director for election at the Annual Meeting. Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.
If an incumbent director does not receive a majority of the votes cast, that director must promptly tender his or her resignation as a director. The Nominating and Corporate Governance Committee will promptly consider any such resignation and will make a recommendation to the full Board as to whether to accept or reject the resignation or take other action. A director whose resignation is being considered may not participate in the deliberations or vote concerning the resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the SEC or by other public announcement.
Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the Record Date. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.
We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.
Nominees for Board of Directors: Spirit is committed to solid corporate governance practices, which we believe serve the long-term interests of our stockholders by promoting effective risk oversight and management accountability and helping us compete more effectively. Our current Board has nominated the following nine persons, all of whom are current directors of the Company, for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2020 and until their respective successors have been duly elected and qualify.

Jackson Hsieh	Age: 58 Director since 2017

Business Experience: Mr. Hsieh joined Spirit as President and Chief Operating Officer on September 7, 2016 and was appointed Chief Executive Officer and President on July 25, 2017. Mr. Hsieh previously worked for Morgan Stanley (NYSE: MS), where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm's real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS's Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions.
Skills and Qualifications: Mr. Hsieh was nominated by our Board to serve as a director based on his experience as a successful operating executive and his expertise in the real estate investment industry and knowledge of public real estate investment trusts.
Current Public Company Directorships: Mr. Hsieh currently serves on the board of directors and the audit, compensation and acquisitions committees of the board of directors of HERSHA Hospitality Trust. Mr. Hsieh also serves on the Advisory Board of Governors for NAREIT and as chairman of the board of trustees for Spirit MTA REIT.
Education: Mr. Hsieh received a bachelor's in Architecture from the University of California at Berkeley and a master's degree in Architecture from Harvard University.

Kevin M. Charlton	Age: 53 Director since 2009 Compensation Committee (Chair)

Business Experience: Mr. Charlton is the Co-Chairman of NewHold Enterprises, a holding company that focuses on manufacturing, distribution, and business service companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities, as well as portfolio company management. Mr. Charlton previously served as President and Chief Operating Officer, and a member of the board of directors of Hennessy Capital Acquisition Corporation III, a blank check company ("HCAC III") and successor to HCAC and HCAC II (described below). Mr. Charlton resigned from his positions with HCAC III in October 2018, following the acquisition by HCAC III of NRCG Group (NYSE:NRCG). From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.
Skills and Qualifications: Mr. Charlton was nominated by our Board to serve as a director based on his extensive experience and knowledge of finance and capital markets, his experience with growth companies, mergers and acquisitions, and his experience as a member of boards of directors.
Current Public Company Directorships: Mr. Charlton is currently a member of the board of directors and chairman of the compensation committee for Daseke, Inc., a national provider of open deck, heavy haul transportation services. Daseke merged with Hennessy Capital Acquisition Corporation II, described below, in February 2017.
Other Directorships: Mr. Charlton serves on the board of directors of American AllWaste. Mr. Charlton was also the President & Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corp. (“HCAC”) and Hennessy Capital Acquisition Corporation II ("HCAC II"), two publicly traded blank check companies founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, which trades on NASDAQ under BLBD, at which point he resigned from his positions. In February 2017, HCAC II successfully completed a merger with Daseke, Inc., described above, which trades on NASDAQ under DSKE. Mr. Charlton has resigned his positions with HCAC II but remains on the Board of DSKE. In addition, he has served on the boards of directors of more than 25 private companies in a variety of roles.
Education: Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

Todd A. Dunn	Age: 55 Director since 2012 Nominating & Corporate Governance Committee Audit Committee

Business Experience: Mr. Dunn has served as an Executive Advisor to Aurora Capital Group since 2012. Previously, he served as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy-duty truck and trailer parts, serving as President and Chief Executive Officer as well as a member of the board of directors from 2005 to 2009; as Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. From 1989 to 1998, Mr. Dunn worked for SLM Power Group, Inc. serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi.
Skills and Qualifications: Mr. Dunn was nominated by our Board to serve as a director based on his extensive experience as a successful operating executive, his knowledge and experience with growth companies and risk oversight and management, and his capital markets and financial knowledge and expertise.
Current Public Company Directorships: None
Other Directorships: Mr. Dunn serves as lead director of SRP Parent, Inc., a national provider of customized offerings to the convenience store channel; VLS Recovery Services, a provider of specialty cleaning and waste processing services; Joerns Healthcare, a national provider of bed systems, therapeutic support surfaces, safe patient handling and wound management products and services across the continuum of healthcare and Randall Reilly, a provider of data and data-driven marketing solutions for industrial end markets including heavy duty trucking, construction equipment and agricultural equipment. From 2015 to 2018 Mr. Dunn served as a director of Restaurant Technologies, Inc., a national provider of closed-loop cooking oil solutions to the U.S. restaurant and hospitality markets. From 2010 to 2017, Mr. Dunn served as a director of Ames Taping Tool Systems, Inc.
Education: Mr. Dunn received a B.B.A. in Finance from the University of Texas at Austin.

Richard I. Gilchrist	Age: 73 Director since 2012 Lead Independent Director; Chairman of the Board Compensation Committee
Business Experience: Since 2011, Mr. Gilchrist has served as Senior Advisor responsible for acquisitions and investments at The Irvine Company, a privately-held real estate investment company. From 2006 to 2011, he served as President of The Irvine Company’s Investment Properties Group. From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.
Skills and Qualifications: Mr. Gilchrist was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of three public REITs. He is a member of the Real Estate Roundtable and former member of the Urban Land Institute (ULI).
Current Public Company Directorships: He currently serves on the board of directors of two publicly-traded REITs, Ventas, Inc. (NYSE:VTR) and Tier REIT (NYSE:TIER). He serves on the executive compensation committee and is Chair of the investment committee of Ventas, Inc., and is the Chairman of the board of directors of Tier REIT. Additionally, Mr. Gilchrist serves on the executive compensation committee as well as the nominating and governance committee of Tier REIT. He also serves on the board of directors of Blackstone Real Estate Income Trust ("BREIT"), a non-traded REIT, and serves on its audit committee and is Chair of the affiliated transactions committee. Lastly, Mr. Gilchrist is a member Emeritus of the Whittier College Board of Trustees and of the Advisory Board for University of California, Los Angeles School of Law.
Other Directorships: Mr. Gilchrist is a member of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011. He is also a member of the Advisory Board of the University of California, Los Angeles School of Law.
Education: Mr. Gilchrist received a B.A. in political science and economics from Whittier College and a J.D. from UCLA School of Law.

Diana M. Laing	Age: 64 Director since 2018 Audit Committee (Chair)
Business Experience:  Ms. Laing was the Chief Financial Officer for American Homes 4 Rent (NYSE: AMH), a REIT investing in single-family rental homes, from 2014 to June 30, 2018. Ms. Laing’s areas of responsibility included capital markets strategy and implementation, information technology, accounting and financial reporting, investor relations, budgeting and forecasting and risk management. Before AMH, Ms. Laing was the Chief Financial Officer and Corporate Secretary for Thomas Properties Group, Inc. (NYSE: TPGI), a real estate operating company investing in Class A office properties throughout the United States prior to its merger into Parkway Properties, Inc. in December 2013. Ms. Laing served as Principal and Chief Financial Officer at New Pacific Realty from 2001 to 2003, and as Chief Financial Officer at each of FirstSource Corporation from 2000 to 2001, Arden Realty from 1996 to 2000 and Southwest Property Trust from 1986 to 1996. Ms. Laing started her career as an auditor at Arthur Andersen & Company.
Skills and Qualifications:  Ms. Laing was nominated by our Board to serve as a director based on her extensive experience in commercial real estate, corporate finance and capital markets.
Current Public Company Directorships:  Ms. Laing currently serves as a director on the board of directors of The Macerich Company (NYSE: MAC). Ms. Laing is also a member of the audit and nominating and corporate governance committees for MAC. Ms. Laing serves as a director on the board of directors of CareTrust REIT, Inc. (NASDAQ: CTRE), and is nominated to be elected as a director on the board of directors of Alexander and Baldwin (NYSE: ALEX).
Other Directorships:  Ms. Laing serves on the board of trustees for Oklahoma State University Foundation.
    Education:  Ms. Laing received a B.S. in Accounting from Oklahoma State University.

Sheli Z. Rosenberg	Age: 77 Director since 2013 Compensation Committee

Business Experience:  Ms. Rosenberg currently serves as Principal of Roselin Investments. She served as Of-Counsel at Skadden, Arps, Slate, Meagher & Flom LLP beginning in May 2011 until becoming a consultant to the firm in January 2014. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1990 as General Counsel and was Chief Executive Officer from 1990 to 2000 and Vice Chairman from 2000 to 2003, before retiring in 2003.  In addition, Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1990.  Ms. Rosenberg was an adjunct professor at the Kellogg School of Management at Northwestern University from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.
Skills and Qualifications:  Ms. Rosenberg was nominated by our Board to serve as a director based on her extensive experience in the real estate industry, including having served as an executive officer and/or director of public REITs, her knowledge and experience in internal and external risk oversight, and her extensive experience as a member of the board of directors of public REITs.
Current Public Company Directorships:  Ms. Rosenberg is currently the lead independent director of Equity LifeStyle Properties, Inc. (NYSE: ELS). Ms. Rosenberg is also chairman of the nominating and compensation committee of ELS.
Other Directorships:  Former member of the board of directors and lead director for Strategic Hotels & Resorts, Inc. (company sold and taken private), director of Ventas, Inc. (NYSE: VTR), director and lead director of General Growth Properties (NYSE: GGP), director of CVS Caremark Corporation (NYSE: CVS), Capital Trust, Inc., a finance and investment management company focused on the commercial real estate industry, Avis Budget Group (NASDAQ: CAR) and a former trustee and lead director of Equity Residential and Equity Office Properties.
Education:  Ms. Rosenberg received a B.A. from Tufts University and a J.D. from the Northwestern University School of Law.

Thomas D. Senkbeil	Age: 69 Director since 2013 Audit Committee Nominating & Corporate Governance Committee

Business Experience: In 2009, Mr. Senkbeil formed, and has since served as Managing Partner of, Senkbeil & Associates, which invests in multi-family properties and provides consulting and advisory services to investment firms, developers, and lenders. Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc. (now MAA following a merger effective January 1, 2017), which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. He served as a board member and the Chief Investment Officer of Duke Realty Corporation until his departure in 2000. From 1992 to 1999, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. He served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996 and is currently a member of the Urban Land Institute (ULI).
Skills and Qualifications: Mr. Senkbeil was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of a public REIT, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.
Current Public Company Directorships: None.
Other Directorships: Mr. Senkbeil currently serves on the board of directors of Barron Collier Companies, which is involved in land development in the businesses of agriculture, real estate, and mineral management. He is a member of ULI.
Education: Mr. Senkbeil received a B.S. from Auburn University and an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina.

Nicholas P. Shepherd	Age: 60 Director since 2012 Nominating & Corporate Governance Committee (Chair)

Business Experience: From 2009 to 2015, Mr. Shepherd served as the President and Chief Executive Officer of TGI Fridays Inc. From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc., serving as the Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Mr. Shepherd works as a Private Investor and Advisor.
Skills and Qualifications: Mr. Shepherd was nominated by our Board to serve as a director based on his experience as a successful operating executive, and his knowledge and experience with growth companies and risk oversight and management.
Current Public Company Directorships: Mr. Shepherd serves on the board of directors, and the nominations and governance committee, and the compensation committee of the board of directors of Fiesta Restaurant Group.
Other Directorships: From 2013 to 2015, Mr. Shepherd served on the board of directors of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.
Education: Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

Elizabeth F. Frank	Age: 49 Director since 2019 Audit Committee Nominating & Corporate Governance Committee

Business Experience: Ms. Frank serves as Executive Vice President, Worldwide Programming & Chief Content Officer for AMC Theatres, the world’s largest movie theatre company (NYSE: AMC). Ms. Frank leads teams based in Kansas City, Los Angeles, and London that are responsible for sourcing and scheduling movies for AMC’s 11,000+ screens across the United States and Europe, as well as promoting, pricing, and selling 375 million movie tickets annually. Ms. Frank joined AMC in 2010. Prior to this, Ms. Frank served as Senior Vice President, Global Programs for AmeriCares from 2006 to 2010, Vice President, Corporate Strategic Planning for Time Warner from 2003 to 2006 and Partner for McKinsey & Company, with a focus on consumer practice from 1994 to 2003.
Skills and Qualifications: Ms. Frank was nominated by our Board to serve as a director based on her extensive business experience and strategic skills as well as her experience in consumer and service-oriented retail sectors.
Current Public Company Directorships: None.
Other Directorships: Ms. Frank serves as a director on the board of directors of AmeriCares, Fathom Events, and Atom Tickets. From 2011 to 2017, Ms. Frank served as a director on the board of directors of Open Read Films.
Education: Ms. Frank earned her B.S. in business marketing from Lehigh University and her Master of Business Administration from Harvard Business School.

Nominees’ Skills, Experience and Qualifications: The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.
The Nominating and Corporate Governance Committee also considers diversity as an important factor in determining composition of the Board. In 2018 and 2019, the Board elected Diana Laing and Elizabeth Frank to the Board, improving the gender mix of our Board members. Following the election of Mses. Laing and Frank to the Board, one third of our Board is female. Additionally, there is significant diversity in the length of service amongst our Board members, with tenures ranging from nine years to a couple of months. Such diversity illustrates that Spirit values both new perspectives and the deep institutional knowledge of longer-tenured directors.
At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year. Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Hsieh, Jackson	Charlton, Kevin M.	Dunn, Todd A.	Gilchrist, Richard I.	Laing, Diana M.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.	Frank, Elizabeth F.
INDEPENDENCE: Pursuant to NYSE standards		✓	✓	✓	✓	✓	✓	✓	✓
FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards		✓	✓		✓		✓
FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions	✓	✓	✓	✓	✓	✓	✓	✓	✓
SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓
GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved	✓	✓	✓	✓	✓	✓	✓	✓	✓
REAL ESTATE EXPERIENCE: Real estate experience and knowledge in the retail and/or service sectors	✓	✓	✓	✓	✓	✓	✓	✓	✓
REIT EXPERIENCE: Deep expertise in REIT business models	✓	✓		✓	✓	✓	✓
M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business	✓	✓	✓	✓	✓	✓	✓	✓	✓
CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money	✓	✓	✓	✓	✓	✓	✓	✓	✓
EXTERNAL RISK OVERSIGHT: Experience in assessing external risk and ensuring an effective risk management strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks	✓	✓	✓	✓	✓	✓	✓	✓	✓

HUMAN RESOURCES: Experience in successful succession planning and evaluating and measuring effective team performance	✓	✓		✓		✓	✓	✓
LEGAL/REGULATORY: Experience in compliance oversight, use of outside counsel and leveraging other legal resources	✓		✓	✓		✓	✓	✓
PUBLIC COMPANY: Experience as executive or board member with a public company	✓	✓	✓	✓	✓	✓	✓	✓	✓
TECHNOLOGY: Experience with technology disruption and/or leveraging technology to optimize asset management	✓	✓	✓	✓	✓	✓	✓	✓	✓
EXPERIENCE WITH IMPACTS ON COMPANIES WITH MAJOR CHANGE: Experience working with companies undergoing strategic shifts	✓	✓	✓	✓		✓	✓	✓

PROPOSAL 2
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019
Ernst & Young LLP audited our financial statements for the year ended December 31, 2018 and has been our independent registered public accounting firm since 2003. The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no impact on the outcome of the vote for this Proposal. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.
Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Fees Paid to Independent Registered Public Accounting Firm: The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2018 and 2017:

	Fiscal Year Ended December 31,
	2018	2017
Audit Fees	$2,020,132	$3,719,122
Tax Fees	416,763	482,569
All Other Fees	—	—
Total Fees	2,436,895*	4,201,691*
* Amounts include fees related to the spin-off (and corresponding Form 10 filing) of our interests in our properties leased to Shopko, assets that collateralize Master Trust 2014 and certain other assets into an independent, publicly-traded REIT, Spirit SMTA REIT in 2018.
Audit Fees: Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.
Tax Fees: Includes tax preparation services and domestic tax planning and advice.
All Other Fees: Includes access to online accounting research tools.
All of the services performed by Ernst & Young LLP for the Company during 2018 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.
Audit Committee Pre-Approval Policy: The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL 3
APPROVAL OF THE THIRD AMENDMENT TO THE AMENDED AND RESTATED SPIRIT REALTY CAPITAL, INC. AND SPIRIT REALTY, L.P. 2012 INCENTIVE AWARD PLAN
Introduction
On April 5, 2019, our Board of Directors adopted, subject to stockholder approval, the Third Amendment (the “Third Amendment”) to the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan” and as amended by the Third Amendment, the “Amended Plan”), which increases the number of shares available under the Plan by 2,300,000 shares.
If approved by our stockholders, the Third Amendment will become effective as of the date of Board adoption.
The Board recommends that you vote “FOR” the approval of the Third Amendment. The number of votes cast “for” the Third Amendment must exceed the number of votes cast “against” the Third Amendment. Abstentions are counted as votes “against” the Third Amendment. Broker non-votes will have no impact on the outcome of the vote on the Third Amendment.

A copy of the Third Amendment is included as Appendix A to this proxy statement.

Proposed Share Reserve Increase and Shares Available for Issuance

The Third Amendment increases the number of shares available under the Plan by 2,300,000 shares. We are asking our stockholders to approve the Third Amendment because we believe the availability of an adequate reserve of shares under the Plan is important to our continued growth and success. The purpose of the Amended Plan is to assist us in attracting, motivating and retaining individuals who will serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the equity-based awards to be issued under the Amended Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity-based incentive awards are necessary to enable us to continue to attract and retain top talent; if the Third Amendment is not approved, we believe our recruitment and retention capabilities will be adversely affected.
Background of Reasons for and the Determination of Shares Under the Amended Plan

In its determination to approve the Third Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which we believe is a primary incentive and retention mechanism for our employees, directors and consultants. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Plan following our January 2019 grants, and the potential dilution associated with the Plan.

This review included a consideration of the following key metrics, factors and philosophies:

•
In fiscal year 2018, we granted equity awards equaling a total of 234,520 shares (assuming performance share awards actually earned in 2018), and on average, over the period commencing January 1, 2016 and ending December 31, 2018, we granted 260,469 shares annually (assuming, in each case, performance share awards actually earned in the applicable year). This represented a three-year average burn rate of approximately 0.29% as shown in the following table.

	2016	2017	2018	Three Year Average
Restricted shares granted	189,758	220,712	207,253	205,908
Performance shares earned	43,085	93,333	27,267	54,562
Total Shares	232,843	314,045	234,520	260,469
Weighted Average Shares Outstanding - Basic	93,843,552	93,586,991	86,321,268	91,250,604
Burn Rate	0.25%	0.34%	0.27%	0.29%

•
As of December 31, 2018, there were 337,300 shares remaining available for future grants under the Plan (assuming outstanding performance share awards are earned based on the achievement of “target” performance goals). Following the grant of annual equity awards in January 2019, including 149,333 time-vested restricted shares, 96,543 performance shares (assuming the payout of outstanding performance share awards at “target”), and adjustments for forfeited or expired shares, 92,052 shares remained available for future grants.

•
We have historically sought to maintain the dilution attributable to our equity-based awards within reasonable levels. As of January 26, 2019, after making the 2019 annual awards, a total of 436,459 restricted shares and 363,344 performance shares at target were outstanding under the Plan. When taking into account the 92,052 shares remaining available under the Plan for future grants, the total potential dilution associated with the Plan prior to the Third Amendment was 1.0%, based on 85,787,355 shares outstanding as of January 26, 2019. If approved, the additional 2,300,000 shares being requested would increase the potential dilution associated with the Amended Plan to 3.7%.

•
If we exhaust the share reserve under the Plan without approval of the Third Amendment, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our stockholders.

In light of the factors described above, and the fact that the ability to continue to grant equity-based compensation is vital to our ability to attract and retain employees in the competitive labor markets in which we compete, the Board believes that the size of the share reserve under the Third Amendment is reasonable and appropriate at this time.
If this Proposal 3 is adopted, a maximum of 4,587,698 shares of common stock will be reserved for issuance under the Amended Plan, which includes 2,392,052 shares available for future issuance (assuming the payout of outstanding performance share awards at "target"). All of these shares may be granted as ISOs pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In light of the factors described above, the Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders.
Stockholder Approval

Approval of the Third Amendment will constitute approval pursuant to the NYSE stockholder approval requirements applicable to equity compensation plans and approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to incentive stock options (to the extent required by the Code).

If stockholders do not approve the Third Amendment pursuant to this Proposal 3, the proposed additional shares will not become available for issuance, and the Plan will continue in full force and effect and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.
Material Terms of the Amended Plan
Eligibility and Administration. Our employees, consultants and non-employee directors, and employees, consultants and non-employee directors of our operating partnership and our respective subsidiaries are eligible to receive awards under the Amended Plan. Currently, approximately 88 employees, eight non-employee directors and 8 consultants are eligible to participate in the Amended Plan.
The Amended Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions.
Limitation on Awards and Shares Available. An aggregate of 2,287,698 shares of our common stock were available for issuance under awards granted pursuant to the Plan, which shares may be treasury shares, authorized but unissued shares, or shares purchased in the open market. As of March 14, 2019, there were 92,052 shares remaining available for grant under the Plan (assuming the payout of outstanding performance share awards at “target”). If this Proposal 3 is approved, then an aggregate of 4,587,698 shares of our common stock will be reserved for issuance under awards granted pursuant to the Amended Plan, which includes 2,392,052 shares available for future issuance (assuming the payout of outstanding performance share awards at "target").
If an award under the Amended Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any calendar year is 200,000, the maximum amount that may be paid under a cash award pursuant to the Amended Plan to any one participant during any calendar year is $5,000,000 and the maximum aggregate grant-date value of equity-based awards which may be granted to a non-employee director under the Amended Plan in any calendar year is $500,000.
Awards. The Amended Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, long term incentive plan units, or LTIP units, SARs and cash awards. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

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Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine. Dividends may not be paid on performance-vesting restricted stock awards granted under the Amended Plan unless and until such performance-vesting conditions on those awards have been attained.

•
Stock Payments, Other Incentive Awards, LTIP Units and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. LTIP units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant Internal Revenue Service Revenue Procedure guidance, which may be convertible into shares of our common stock pursuant to our partnership agreement. Cash awards are cash incentive bonuses subject to performance goals.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents typically are credited as of dividend record or payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on performance-vesting awards granted under the Amended Plan unless and until the performance-vesting conditions on those awards have been attained.

Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. For purposes of the Amended Plan, one or more of the following performance criteria may be used in setting performance goals, and may be used in setting performance goals applicable to other performance awards: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) regulatory body approval for commercialization of a product; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; and (31) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals.
Certain Transactions. The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of our Company (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. In connection with a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.
In addition, under the Amended Plan, awards granted after March 2, 2017 will vest and become exercisable in full upon the participant’s termination of service due to death or disability (with performance-based awards deemed earned at target performance).
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our Company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions (including, in the case of payment of the exercise price of an award, shares issuable pursuant to the exercise of the award), a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination. Our Board may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Amended Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Amended Plan after March 30, 2026.
Additional REIT Restrictions. The Amended Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.
New Plan Benefits
Except with respect to grants of restricted stock awards that will be awarded to each non-employee director serving on our Board at our 2019 annual meeting (which, pursuant to our director compensation program, each non-employee director serving on our Board of Directors as of the 2019 annual meeting will be granted a restricted stock award with a value equal to $110,000, and our chairman of the Board will be granted an additional restricted stock award with a value of $100,000, each of which will vest over a one-year period from the date of grant subject to continued service), the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan in the future, will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Plan, as proposed to be amended by the Third Amendment, had been in effect in the year ended December 31, 2018.
Plan Benefits
The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Plan as of March 14, 2019. The per share market value of our stock on that date was $37.71.

Certain awards set forth in this table for the named executive officers were granted in 2018 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2018 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.

	Common Stock(#)	Restricted Stock(#)	Performance Shares(#) (1)
Named Executive Officers:
Jackson Hsieh, President and Chief Executive Officer	—	332,573	286,255
Michael Hughes, Executive Vice President and Chief Financial Officer	—	27,581	29,296
Ken Heimlich, Executive Vice President Asset Management	—	21,261	20,885
Jay Young, Executive Vice President, General Counsel and Secretary	—	30,903	29,316
Phillip Joseph, Jr., Former Executive Vice President, Chief Financial Officer and Treasurer	—	26,967	28,829
Boyd Messmann, Former Executive Vice President and Chief Acquisitions Officer	—	12,730	6,912
All Current Executive Officers as a Group	—	412,318	365,752
Richard Gilchrist	2,977	12,066	—
Sheli Rosenberg	1,416	7,560	—
Nicholas Shepherd	2,977	9,056	—
Diana Laing	—	2,637	—
Thomas Senkbeil	1,416	7,560	—
Kevin Charlton	2,977	8,530	—
Todd Dunn	2,977	7,741	—
Elizabeth Frank	—	2,777	—
All Current Non-Executive Directors as a Group	14,740	57,927	—
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—
All Employees, Former Employees and Directors as a Group	5,954	986,757	327,629
(1) Based on “target” performance shares granted for currently outstanding awards; otherwise based on actual performance shares released.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.  If an optionee is granted an NSO under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options.  A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards.  The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, deferred stock, performance share awards, performance awards, stock payments, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.
Section 409A of the Code.
Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

PROPOSAL 4
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added provisions to Section 14A of the Exchange Act that enable our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
Approval of the advisory resolution to approve our executive compensation requires that the number of votes cast "FOR" the proposal represents a majority of the total votes cast on the proposal. Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” section, in accordance with SEC rules. Abstentions and broker non-votes are not counted as votes "for" or "against" and therefore, will have no effect.
Our executive compensation programs are designed to achieve certain key objectives of the Company, including: (i) enabling us to attract, motivate and retain executive talent critical to our success; (ii) linking the compensation of our executives to the achievement of operational and strategic goals of the Company; (iii) providing balanced incentives to our executives that do not promote excessive risk-taking; and (iv) encouraging our executives to become long-term stockholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders.
The "2018 Compensation Practices at a Glance" section provides a summary of some of the key elements of our executive compensation program and practices. We urge our stockholders to review the “Compensation Discussion and Analysis” section herein as well as tabular and other disclosures in this Proxy Statement for more information.
Although this advisory "say-on-pay" resolution is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Our Board has determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. Thus, unless the Board modifies its policy on the frequency of future "say-on-pay" advisory votes, our next vote is expected to be held at our annual meeting of stockholders in 2020.

OUR EXECUTIVE OFFICERS
Set forth below is certain biographical information concerning our executive officers. Ages shown are as of March 14, 2019, the record date for the Annual Meeting.

Name, Age, Position	Business Experience
Jackson Hsieh, Age 58 President and Chief Executive Officer (effective July 25, 2017)
Mr. Hsieh joined Spirit as President and Chief Operating Officer on September 7, 2016, and was appointed Chief Executive Officer and President on July 25, 2017. Mr. Hsieh joined us from Morgan Stanley (NYSE:MS), where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm's real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS's Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley and earned a master's degree in Architecture from Harvard University.

Michael Hughes, Age 44 Executive Vice President, Chief Financial Officer (effective April 1, 2018)
Mr. Hughes joined Spirit on April 1, 2018 and serves as Executive Vice President, Chief Financial Officer. Mr. Hughes oversees all aspects of finance. accounting, tax and information technology. Prior to joining Spirit, Mr. Hughes was Executive Vice President, Chief Financial Officer at FelCor Lodging Trust (NYSE: FCH), where he managed corporate finance, treasury, strategic planning, investor relations, IT, accounting, tax, human resources and risk management, from 2013 through the close of the company’s merger in 2017. Prior to that, he held various roles in corporate finance at FelCor from 2006 to 2013, and held multiple roles at Wyndham Hotels Corporation from 2002 to 2006, most recently as Vice President, Corporate Finance. Mr. Hughes received his B.A, in Finance from Rhodes College and is a CFA charterholder.

Ken Heimlich, Age 53 Executive Vice President, Asset Management (Effective March 1, 2018)
Mr. Heimlich joined Spirit on March 13, 2017 and has served as Executive Vice President, Asset Management since March 1, 2018. Mr. Heimlich has responsibility for servicing, dispositions, lease administration, property management and construction. He has extensive experience in the REIT industry having served as managing Principal at Capital Formation, LLC, a net lease real estate advisory firm, as well as in several senior leadership roles at GE Capital, Franchise Finance. During his tenure at GE Capital, he successfully led the IPS and Surplus platforms for a 2,000+ property portfolio, built and directed a nationwide retail development platform and managed a 500-property triple net lease portfolio. Mr. Heimlich earned a B.S. in Finance from Eastern Illinois University.

Jay Young, Age 49 Executive Vice President, General Counsel and Secretary (effective April 25, 2016)
Mr. Young joined Spirit on April 25, 2016 and serves as Executive Vice President, General Counsel and Secretary of the Company. Mr. Young has responsibility for managing all aspects of the Company’s legal function, including corporate governance, securities compliance and the real estate transaction closing department. He also advises on the Company’s equity plan administration, insurance program and capital markets transactions. Mr. Young has more than 20 years of experience advising publicly-traded companies, including as SVP, General Counsel for Wingstop, Inc., SVP, General Counsel for CEC Entertainment, VP, Assistant General Counsel for Wachovia Corporation and Corporate Counsel for Charles Schwab. Mr. Young holds a bachelor's degree in Economics from Southern Methodist University, a J.D. from the University of Oklahoma College of Law, and an M.B.A. from the University of Oklahoma Price College of Business.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Kevin M. Charlton, Chairperson
Richard I. Gilchrist
Sheli Z. Rosenberg

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our 2018 compensation program for our principal executive officer (Jackson Hsieh), our principal financial officers (Michael Hughes and Phillip Joseph), and our three other most highly compensated executive officers during 2018, Ken Heimlich, Jay Young and Boyd Messmann (collectively, our “Named Executive Officers”).
In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2018 executive compensation program and the compensation awarded to our Named Executive Officers for 2018. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.

2018 COMPENSATION OVERVIEW
2018 was a breakthrough year for Spirit
From the consummation of bold and strategic initiatives, such as the spin-off of SMTA in May 2018, to the realization of everyday operational excellence, such as through the final implementation of process improvements and business intelligence technology, Spirit has been transformed. These accomplishments are critical to increasing long term stockholder value and were made possible, in part, due to the vision, foresight, talent, and determination of our Board and Named Executive Officers over the past two years.
In 2018, our Board and Compensation Committee thoughtfully considered these significant accomplishments in compensating our Named Executive Officers in a way that aligns with our overall pay-for performance philosophy.

Key 2018 Accomplishments

•	Completed the spin-off of SMTA in May 2018;

•	Attained Debt to Annualized Adjusted EBITDAre of 5.1x at December 31, 2018;(1)

•	Repurchased 4.2 million shares of outstanding common stock, at a weighted average purchase price of $39.60 per share (prior to the spin-off of SMTA);

•	Achieved 99.7% occupancy rate as of year-end 2018;

•	Completed critical process improvements and implementation of business intelligence tools designed to improve operational efficiency and outcomes;

•	Successfully mitigated any remaining risk related to Shopko via sales and, as external asset manager to SMTA, the closing of a strategic non-recourse mortgage loan secured by the Shopko assets;

•	Excelled in carrying out Spirit’s varied contractual duties as external asset manager to SMTA;

•	Seamlessly managed two publicly traded companies - Spirit and, as contractual external asset manager, SMTA.
(1)Please refer to Annex A for reconciliation of non-GAAP financial measures.

2018 Bonus Determinations

As described in more detail below, our annual cash bonus program is designed to reward short-term performance that is primarily predicated on achievement of pre-established Company performance goals, but which also considers, in part, an executive’s subjective individual performance. As to the objective component of the 2018 cash bonus program, which accounts for 75% of the total cash bonus opportunity, the Compensation Committee set performance goals that closely tie compensation to critical outcomes for the Company. The objective pre-approved performance criteria for the 2018 Bonus Program consisted of: (i) Adjusted Debt to Annualized Adjusted EBITDAre; (ii) Occupancy; (iii) Capital Deployment; and (iv) Shopko Sales. As to

the subjective individual performance, which accounts for 25% of the total cash bonus opportunity, the Compensation Committee considered performance of each executive as it relates to: (i) leadership, (ii) shareholder engagement, (iii) development and execution of overall business strategy, (iv) risk management, and (v) effective communications with the Board.

In recognition of the exceptional accomplishments and commitment to operational excellence made by our Chief Executive Officer and other Named Executive Officers in 2018, the Compensation Committee awarded our Named Executive Officers accordingly with respect to the subjective portion of the annual cash bonus. In particular, the Compensation Committee carefully considered those achievements that were not captured by the pre-established Company performance bonus measures, such as consummation of the spin-off, execution of key transactions, enhanced operational efficiencies, and seamless management of two public companies. Each of these achievements required the tireless commitment of our executive management team.

Simply put, the vision, foresight, and dedication of our Board, Chief Executive Officer, and other Named Executive Officers over the past two years have played a pivotal role in positioning Spirit to complete its strategic transition to a simplified, pure play net lease REIT.

Target CEO Compensation.*
Mr. Hsieh was appointed as Chief Executive Officer in May 2017 and in connection with his promotion was awarded certain one-time grants, including an award of performance shares with a target number of 100,000 shares broken into two tranches with the first tranche (66,042 shares, adjusted in connection with the spin-off) granted in July 2017 and the second tranche (45,053 shares, adjusted in connection with the spin-off) granted in January 2018. As this one-time grant was made to induce Mr. Hsieh to accept his promotion to Chief Executive Officer in 2017, it is not indicative of Mr. Hsieh's target annual compensation pursuant to his employment agreement. Pursuant to Mr. Hsieh's employment agreement he will receive a base salary at an annual rate of not less than $875,000 (his base salary was $900,000 for 2018), and he is eligible to receive an annual cash performance bonus targeted at 175% of his base salary based on the achievement of performance criteria established by our Board or Compensation Committee and equity and other long-term incentive awards targeted at 550% of his base salary and which vest over time as described below. The following chart reflects Mr. Hsieh's 2018 target compensation based on 2018 target amounts pursuant to his employment agreement and excluding his one-time promotional payment for 2018.
* In December 2018 we completed a one-for-five reverse stock split. Accordingly, common, restricted and performance shares shown in this section, and throughout the Proxy, are reflected on a post-split basis.

Balanced Mix of Compensation, Weighted Towards Variable Pay Elements. The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provide the intended alignment of executive compensation with the Company’s performance and stockholder interests. The structure also provides the necessary fixed and knowable minimum and short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers. The following graphs show the emphasis we place on variable at-risk pay elements, such as performance-based cash bonuses (Non-Equity Incentive Plan Compensation) and equity awards.
*For the Other Named Executive Officers 2018 Target Pay Mix we used the three officers currently employed by the Company (Messrs. Hughes, Heimlich and Young).

COMPENSATION PRACTICES AT A GLANCE

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards.
DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value.
DO evaluate TSR when determining performance under incentive awards to enhance stockholder alignment.
DO cap payouts for awards under our annual and long-term incentive plans.
DO require executive officers to own and retain shares of our common stock that have significant value to further align interests with our stockholders.
DO enhance executive officer retention with time-based vesting schedules for equity incentive awards.
DO enable the Board to “claw back” incentive compensation in the event of a financial restatement pursuant to a recoupment policy.
DO maintain a Compensation Committee comprised solely of independent directors.
DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base incentive awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.
DO NOT provide uncapped award opportunities.
DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.
DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.
DO NOT provide executive officers with excessive perquisites or other personal benefits.
DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2018).
DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

COMPENSATION PHILOSOPHY AND STRUCTURE OVERVIEW
Executive Compensation Philosophy and Objectives:
The Compensation Committee believes that the executive compensation program should emphasize pay-for-performance and reflect the value created for our stockholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.
Pay for Performance
We emphasize pay for performance by designing the executive compensation program to align Company-wide financial and operational achievements through the use of annual cash bonuses and performance-based long-term equity awards granted to its Named Executive Officers.
Attract and Retain Talent
Our executive compensation philosophy also recognizes that, given that the market for experienced management is highly competitive in our industry, the core of our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.
Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior employees. Additionally, we use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing stockholder value. Our long-term incentive plan employs a combination of restricted stock grants and performance share awards, both of which vest over time, to motivate and/or reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.

Commitment to Compensation Best Practices
We view the components of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.
As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from Willis Towers Watson, an independent, third-party compensation consultant, which provided no other services to us in 2018 other than those provided directly to or on behalf of the Compensation Committee.
In addition, we have adopted an insider trading policy and a compensation recoupment policy, as well as stock ownership guidelines for our senior executives and our Board members.
We have considered, among other factors, the following in determining the appropriate level for each compensation component: our understanding of the competitive market based on the input of Willis Towers Watson; the collective experience of members of our Compensation Committee and their review of compensation surveys and studies by its independent compensation consultant (including a study of the compensation practices of our peer group described below); our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; and other considerations our Board and Compensation Committee determine are relevant. In determining the companies to include in the peer group, Willis Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed are comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. Our Compensation Committee used the results of the study of the peer group’s compensation practices and levels as one of many factors to formulate our 2018 executive compensation.
Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary, and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that collectively, they are effective in achieving our overall objectives.

2018 Say-on-Pay Voting Results:
The Compensation Committee values the perspectives and concerns of our stockholders regarding executive compensation, and our Board has determined that an advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis.
At our 2018 Annual Meeting of Stockholders, 74.14% of shares represented at the meeting, and eligible to vote, cast votes FOR our executive compensation program.  Our research further determined that the Company’s six largest stockholders, who collectively control close to half of the Company’s total outstanding shares, all appear to have voted FOR last year’s Say on Pay proposal.
Spirit continually maintains an open dialogue with our stockholders. Members of our senior management team, including our Chief Executive Officer, Chief Financial Officer and General Counsel, regularly engage with stockholders, through conference calls, personal meetings and participation at professional investor conferences, to hear stockholder views on the Company’s financial performance, strategic business plans, corporate governance, executive compensation, and related subjects.  In response to insight gained from these investor outreach efforts, in 2018 our Board improved the annual cash bonus program to better align with our pay-for-performance philosophy by increasing the percentage of such bonus predicated on performance against predetermined, objective criteria on financial outcomes from 70% to 75% and decreasing the percentage of such discretionary bonus based on individual performance from 30% to 25%.  In addition, in response to investor feedback, in 2018 the Compensation Committee set key performance measures under the cash bonus program which were designed to incentivize the reduction of debt to EDBITDA to strengthen the balance sheet. Furthermore, the Compensation Committee included stock buybacks as a component of the capital deployment metric to address investors’ desire for return of capital in the form of repurchases. The Compensation Committee and the Board value the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions that align compensation with the creation of value for our stockholders.
COMPENSATION PROGRAM COMPONENTS
Each of the following elements of our compensation program taken separately, and as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation	To incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation (restricted stock and performance share awards)	To emphasize long-term performance objectives, align the interests of our executives with stockholder interests, encourage the maximization of stockholder value and retain executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on stockholders' best interests.
Retirement savings – 401(k) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.
Base Salary - Providing Knowable Income Commensurate with Responsibilities and Experience:

We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts are established based on consideration of, among other factors, the scope of the Named Executive Officer’s responsibilities, years of service, and general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors including the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

Cash Bonus Program - Linking Short-Term Financial Performance and Strategic Initiatives to Compensation:

Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon achievement of Company-wide performance goals and the Compensation Committee’s assessment of individual performance for the applicable year.
Under the 2018 bonus program, 75% of each executive officer’s cash bonus, increased from 70% in 2017, is based on the Company’s achievement in 2018 of performance goals relating to (i) Adjusted Debt(1) to Annualized Adjusted EBITDAre(2) (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (ii) occupancy; (iii) capital deployment (includes acquisitions made in accordance with the Company’s Investment Guidelines and Stock Repurchase Program) and (iv) Shopko Sales. 25% of each executive officer’s cash bonus, decreased from 30% in 2017, is based on individual performance and is not evaluated solely upon the satisfaction of pre-determined performance goals, but evaluated subjectively as well by (a) the Compensation Committee with input from our Chief Executive Officer with respect to the other Named Executive Officers and (b) the Board with respect to our Chief Executive Officer.
(1)Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium, deferred financing costs, and reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. A reconciliation of interest bearing debt (computed in accordance with GAAP) to Adjusted Debt is included in Annex A.
(2)Adjusted EBITDAre represents EBITDAre adjusted for transaction costs, revenue producing acquisitions and dispositions for the quarter as if such acquisitions and dispositions had occurred as of the beginning of the quarter, severance charges, real estate acquisition costs, and debt extinguishment gains (losses). A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to EBITDAre and Adjusted EBITDAre is included in the Annex A. Annualized Adjusted EBITDAre is calculated as Adjusted EBITDAre for the quarter, adjusted for items where annualization would not be appropriate, multiplied by four. A reconciliation of Annualized Adjusted EBITDAre is included in Annex A.
When the 2018 Bonus Program was set by the Compensation Committee, the Company was in the midst of working on the spin off transaction. In connection with the spin off, we were planning to spin off our interests in properties leased to Shopko, assets that collateralize Master Trust 2014 and certain other assets into SMTA. Due to the fact that the Company would be spinning off these assets, the Compensation Committee decided to remove AFFO per share as a 2018 bonus metric (which was included in the bonus program for 2016 and 2017) and to utilize adjusted debt to annualized adjusted EBITDAre leverage, occupancy, capital deployment and Shopko sales to better incentivize management to successfully complete the strategic goals of the Company. For the 2019 Bonus Program, the Compensation Committee has reinstated AFFO per share as a performance metric in lieu of the Shopko Sales metric.
Shopko Sales was established as a performance metric in 2018 because of the significant payments the Company receives from SMTA as Asset Manager, as described below, and the Compensation Committee’s determination that monetization and de-risking if the Shopko stores held at SMTA was critical to ensure ongoing and final payment of all fees owed by SMTA to the Company.

The following table reflects the financial and operating performance goals set by our Compensation Committee in 2018, as well as 2018 actual results. The Compensation Committee believes these annual operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders:

2018 Key Performance Measures	Threshold	Target	Maximum	Actual
Adjusted Debt to Annualized Adjusted EBITDAre	5.65	5.35	5.05	5.10
Occupancy	97.50%	98.25%	99.00%	99.45%
Capital Deployment	$350MM	$400MM	$450MM	$478.3MM
Shopko Sales	$90MM	$115MM	$140MM	$189MM

Our results in 2018 relative to the financial and operating performance goals are as follows:

•	Adjusted Debt(1) to Annualized Adjusted EBITDAre(2): Our adjusted debt to annualized adjusted EBITDAre ratio was 5.1x at December 31, 2018, which fell within our target range of 5.65x - 5.05x.

•	Occupancy: Our weighted average portfolio occupancy rate for 2018 was 99.45%, which was above our target range of 97.5% to 99.0%.

•
Capital Deployment: Our Capital Deployment for 2018 was $478,267,000, which was above our target range of $350MM to $450MM. Capital Deployment includes acquisitions made in accordance with the Company's Investment Guidelines and Stock Repurchases. For the purposes of measuring Capital Deployment in connection with the 2018 Bonus Program, the Company acquired $310,102,000 of assets and returned $168,165,000 to shareholders through the repurchase of the Company's common stock for a total Capital Deployment of $478,267,000.

•
Shopko Sales: Shopko Sales was established as a performance metric in 2018 because of the significant payments the Company receives from SMTA as Asset Manager and the Compensation Committee’s determination that monetization and de-risking of the Shopko stores held at SMTA was critical to ensure ongoing and final payment of all fees owed by SMTA to the Company.  Although Shopko was no longer a tenant of the Company following the completion of the spin-off, the Company acts as the external asset manager of SMTA and is also a holder of preferred shares in SMTA stock. Acting as external asset manager for SMTA, the Company began negotiations with respect to a non-recourse mortgage loan secured by a vast majority of the outstanding Shopko real estate shortly after the spin-off was completed. The terms of the non-recourse mortgage loan provided that, subject to certain conditions, SMTA could keep the loan proceeds and walk away from the Shopko properties in the event of a Shopko bankruptcy. The Compensation Committee treated the proceeds of the non-recourse loan as achieving Shopko sales for purposes of the performance metric because the non-recourse loan, in light of the bankruptcy filing of Shopko, resulted in the lender's taking of the Shopko assets that served as collateral for the loan, and no further proceeds will be realizable with respect to the Shopko assets. As described above, SMTA’s ability to pay the above-enumerated fees and payments to Spirit is tied to the realization of SMTA’s strategic plan, including the successful de-risking of Shopko. Spirit’s interests are aligned with those of SMTA in that both parties benefit from mitigating risk related to the Shopko assets.  The Compensation Committee recognized this alignment of interests in selecting Shopko Sales as a key performance metric under the 2018 cash bonus program. The Shopko Sales metric for 2018 included sales of Shopko stores in the amount of $46,700,000 and the execution by SMTA of a non-recourse mortgage loan in the amount of $141,900,000 for a total of $188,600,000 in proceeds which was above our target range of $90MM to $140MM.

Depending on the actual operational results, Messrs. Hsieh, Hughes, Heimlich, and Young were eligible to earn a target cash incentive of 175% for Mr. Hsieh, and 125% for each of Messrs. Hughes, Heimlich and Young, of their annual base salaries, respectively, under the program if the target objectives were achieved. The target cash incentive for Messrs. Hsieh and Young remain unchanged from 2017. In determining each Named Executive Officer’s actual cash bonus under the 2018 bonus program, the incentive opportunity is weighted based on the officer’s core responsibilities within the organization.
In determining the executive’s actual bonus under the 2018 bonus program, the goals were weighted as follows for the applicable executive:

Named Executive Officer	Adjusted Debt to Annualized Adjusted EBITDAre	Occupancy	Capital Deployment	Shopko Sales	Individual Performance
Jackson Hsieh	25%	25%	10%	15%	25%
Michael Hughes	30%	20%	10%	15%	25%
Ken Heimlich	20%	30%	5%	20%	25%
Jay Young	25%	25%	10%	15%	25%
Phillip Joseph, Jr.(1)
Boyd Messmann(1)
(1)Messrs. Joseph and Messmann terminated employment with us in 2018 and were not eligible to receive cash bonuses under the 2018 Bonus Program.

Long Term Incentive Plan - Aligning Executive Compensation with Value Creation:
Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and/or reward long-term, multi-year performance and facilitate retention of our executives.
Restricted stock awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.

Performance share awards are earned based on performance over a three-year performance cycle. Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage ranging between 0% and 250% depending on the Company’s TSR during the performance period. The percentage range is based on the Company's TSR compared to that of specified peer groups of companies during the performance period, which for the awards made in 2018 is from January 1, 2018 through December 31, 2020 (and with respect to the awards granted in connection with Mr. Hughes' commencement of employment, April 1, 2018 to April 1, 2021, and Mr. Heimlich's promotion, March 1, 2018 to March 1, 2021). For each performance share that ultimately vests, its holder is entitled to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the share. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.
In setting long-term incentive plan award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.

DETERMINATION OF COMPENSATION
Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions: The Compensation Committee of our Board oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.
Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to the Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee or the Board regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed.
We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and stockholder interests. Subjective factors considered in compensation determinations include the Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.
Engagement of Compensation Consultants: For 2018, the Compensation Committee retained the services of Willis Towers Watson to provide assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program.
Peer Group Development: With the assistance of Willis Towers Watson, we have established a peer group of REITs which we use to evaluate our executive and director compensation programs and practices, and which serves as the performance benchmark for our performance stock awards (discussed in more detail below). The Committee generally reviews the peer group annually, and when appropriate makes changes to the peer group. Our goal is to establish a group of REITs that include our direct net lease competitors, as well as REITs representing our labor market for executive talent. When selecting peers we consider factors including asset class, total and equity capitalization, number of employees, and other financial and operational characteristics.
The peer group used for evaluating our 2018 executive pay was established and approved by the Compensation Committee in 2017. As a part of their annual process, the Compensation Committee reviewed the peer group with Willis Towers Watson and determined that no changes were required. Based on their review, the Compensation Committee approved the peer group as detailed below.

2018 Peer Group
SITE Centers*
Duke Realty Corporation
EPR Properties
Federal Realty Investment Trust
Gramercy Property Trust Inc.**
Healthcare Trust of America, Inc.
Lexington Realty Trust
National Retail Properties, Inc.
Omega Healthcare Investors, Inc.
Realty Income Corporation
STORE Capital Corporation
VEREIT, Inc.
W. P. Carey Inc.
* DDR Corp. changed its name to SITE Centers following a spin-off transaction in October 2018.
**Gramercy Property Trust, Inc. was removed from the Peer Group at the end of 2018 list due to a merger transaction that occurred at the end of 2018.
2018 EXECUTIVE COMPENSATION
The following describes the primary components of our 2018 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined.
Our Named Executive Officers include our principal executive officer in 2018 (Mr. Jackson Hsieh), our principal financial officers (Mr. Michael Hughes, who became our Chief Financial Officer effective April 1, 2018 and Mr. Phillip D. Joseph, Jr., who previously served as our Chief Financial Officer and whose employment terminated April 20, 2018), and our other most highly compensated executive officers during 2018 (Mr. Ken Heimlich, who became our Executive Vice President, Asset Management effective March 1, 2018, Mr. Jay Young, our Executive Vice President, General Counsel and Secretary, and Mr. Boyd Messmann, our former Executive Vice President, Acquisitions (whose employment terminated on February 22, 2018)).

Please note that in December 2018 we completed a one-for-five reverse stock split. All common, restricted and performance share amounts herein are reflected on a post-split basis. In addition, performance share amounts herein are further adjusted to reflect the spin-off.

Base Salary: In its review of base salaries for 2018, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s peer group. Based on that review, the Compensation Committee approved the base salary increases set forth in the table below, which also shows base salary increases for 2019. The 2019 salary increases are consistent with the target salary increases for all non-executive employees of the Company.

Named Executive Officer	2017 Base Salary($)	2018 Base Salary($)(1)	2019 Base Salary($)(1)
Jackson Hsieh	875,000	900,000	900,000
Michael Hughes	—	450,000	463,500
Ken Heimlich	255,000	377,400	388,722
Jay Young	340,000	355,000	365,650
Phillip Joseph, Jr.	415,000	415,000
Boyd Messmann	375,000	375,000
(1) Represents annualized base salaries.

Annual Performance-Based Compensation: We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In

March 2018, our Compensation Committee approved the 2018 Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning their interests of management with the interests of our stockholders. All of our Named Executive Officers, other than Messrs. Joseph and Messmann, were eligible to participate in the 2018 Bonus Program.
Our Compensation Committee approved threshold, target and maximum bonus opportunities for each executive, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus
Jackson Hsieh	88%	175%	350%
Michael Hughes	63%	125%	200%
Ken Heimlich	63%	125%	200%
Jay Young	63%	125%	200%
Phillip Joseph, Jr.(1)
Boyd Messmann(1)
(1) Messrs. Joseph and Messmann terminated employment with us in 2018 and were not eligible to receive cash bonuses under the 2018 Bonus Program.
The Company's performance goals and actual results under the 2018 Bonus Program were as follows:

2018 Key Performance Measures	Threshold	Target	Maximum	Actual
Adjusted Debt to Annualized Adjusted EBITDAre	5.65	5.35	5.05	5.10
Occupancy	97.50%	98.25%	99.00%	99.45%
Capital Deployment	$350MM	$400MM	$450MM	$478.3MM
Shopko Sales	$90MM	$115MM	$140MM	$189MM
Our 2018 performance exceeded the maximum performance objectives under the plan in the case of three of the financial performance metrics. Our performance related to our Adjusted Debt to Annualized Adjusted EBITDAre metric was between the Target and Maximum levels established by the Committee.
The weighting of each performance goal for each Named Executive Officer eligible to participate in the 2018 Bonus Program is provided in the following table. In 2018 the weighting of overall Company performance was increased to 75%, with the weighting of individual performance being reduced to 25% for each named executive officer. This adjustment was made to create a stronger focus on Spirit’s overall performance in determining incentive payouts.

Named Executive Officer	Adjusted Debt to Annualized Adjusted EBITDAre	Occupancy	Capital Deployment	Shopko Sales	Individual Performance
Jackson Hsieh	25%	25%	10%	15%	25%
Michael Hughes	30%	20%	10%	15%	25%
Ken Heimlich	20%	30%	5%	20%	25%
Jay Young	25%	25%	10%	15%	25%
Phillip Joseph, Jr.(1)
Boyd Messmann(1)
(1) Messrs. Joseph and Messmann terminated employment with us in 2018 and were not eligible to receive cash bonuses under the 2018 Bonus Program.
The total annual cash bonus compensation payments approved by our Compensation Committee are set forth in the table below. The total annual cash bonus is allocated between (a) amounts paid pursuant to achievement of objective pre-approved performance criteria (Adjusted Debt to Annualized Adjusted EBITDAre; Occupancy; Capital Deployment; and Shopko Sales) (“2018 Non-Equity Performance Incentive Bonus”), and (b) amounts paid pursuant to the Compensation Committee’s subjective evaluation of the executive’s performance in accordance with the criteria of the 2018 Bonus Plan (“2018 Individual Discretionary Bonus”). When determining the 2018 Individual Discretionary Bonus the Committee considered performance of each executive as it relates to: (i) leadership, (ii) shareholder engagement, (iii) development and execution of overall business strategy, (iv)

risk management, and (v) effective communications with the Board. The annual cash bonus has a pay mix split of 75%, increased from 70% in 2017, based on company financial performance metrics and 25%, decreased from 30% in 2017, based on individual performance.
The table below shows the total target cash bonus, the actual bonus received, and the actual cash bonus compared to the target cash bonus, expressed as a percentage, for each Named Executive Officer under the 2018 Bonus Program (for 2018 all of our Named Executive Officers received a cash bonus below the maximum bonus opportunity):

Named Executive Officer	2018 Target Cash Bonus (% Base Salary)	2018 Target Cash Bonus ($)(1)	Total 2018 Cash Bonus Actually Received ($)(1)	Total 2018 Cash Bonus Actually Received (% of Base Salary)
Jackson Hsieh	175%	1,575,000	3,084,375	343%
Michael Hughes	125%	562,500	883,125	196%
Ken Heimlich	125%	471,750	745,365	198%
Jay Young	125%	443,750	698,906	197%
Phillip Joseph, Jr.(2)
Boyd Messmann(2)
(1) The 2018 Bonus Program consists of two separate measurements/categories. The first category is discretionary and based on individual performance. The second category is objective and is based upon achievement of pre-approved performance criteria of the Company (Adjusted Debt to Annualized Adjusted EBITDAre; Occupancy; Capital Deployment; and Shopko Sales). The annual cash bonus has a pay mix split of 25% based on individual performance and 75% based on company financial performance metrics. The chart above shows the total of the two categories.
(2) Messrs. Joseph and Messmann terminated employment with us in 2018 and were not eligible to participate in the 2018 Bonus Program.
For 2019, the Compensation Committee has approved substantially similar Company performance criteria as approved under the 2018 Bonus Program, however instead of Shopko Sales, the Bonus Program will include AFFO per share.
Long-Term Equity-Based Incentives: The goals corresponding to our long-term equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our stockholders.
In 2018, consistent with previous years, we granted a mix of restricted stock and performance share awards to our Named Executive Officers. The target value of equity incentive awards for our Named Executive Officers is generally allocated equally between restricted stock and performance share awards. When determining LTIP values for Messrs. Hsieh and Young the Compensation Committee took into consideration their extraordinary efforts related to the spin-off transaction, specifically the work done in 2018 to complete the spin off transaction. For Messrs. Heimlich and Hughes, the Compensation Committee took into consideration the promotion to Executive Vice President for Mr. Heimlich, and the commencement of employment as Chief Financial Officer for Mr. Hughes.
The table below reflects the target annual long-term incentive award (“LTIP”) values, and actual allocation of awards (based on grant date value), granted to Messrs. Hsieh, Hughes, Heimlich, and Young.

Named Executive Officer	Target LTIP Value (% of Base Salary)	Actual LTIP Value (% of Base Salary)	% of Actual LTIP Value Awarded in Restricted Stock	% of Actual LTIP Value Awarded in Performance Shares
Jackson Hsieh(1)	550%	550%	38%	62%
Michael Hughes(2)	200%	267%	50%	50%
Ken Heimlich	200%	215%	53%	47%
Jay Young	200%	275%	50%	50%
Phillip Joseph, Jr.(3)
Boyd Messmann(3)

(1) Mr. Hsieh's actual LTIP value not does include the second installment of his one-time promotion performance share award of 45,053 shares with a grant date value of $1,739,724 because this was not part of our annual LTIP program.
(2) Mr. Hughes' actual LTIP value represents one-time awards received in connection with his commencement of employment with us as Chief Financial Officer and not as part of our annual LTIP program.
(3) Messrs. Joseph and Messmann terminated employment with us in 2018 and were not eligible to receive awards under our LTIP program.
Restricted Stock Awards: In 2018, we made the following grants of restricted stock to certain of our Named Executive Officers.

Named Executive Officer	Number of Restricted Shares
Jackson Hsieh	63,299
Michael Hughes(1)	15,464
Ken Heimlich	11,099
Jay Young	12,484
Phillip Joseph, Jr.(2)	—
Boyd Messmann(2)	—
(1) Mr. Hughes' restricted stock grant represents awards received in connection with his commencement of employment with us as Chief Financial Officer and not as part of our annual LTIP program.
(2) Messrs. Joseph and Messmann terminated employment with us in 2018 and were not eligible to receive restricted stock awards in 2018.

These awards were granted to incentivize and retain our Named Executive Officers and to further incentivize the executives to achieve performance expectations that we believe will correlate to increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders. In addition, our Named Executive Officers are entitled to receive dividends on unvested shares of restricted stock subject to these awards. These awards generally are subject to vesting over a period of three years from the grant date and are subject to the executive’s continued employment with us.
If any of our Named Executive Officers voluntarily terminate their employment with the Company without "good reason" prior to the vesting of any restricted stock, all unvested restricted stock will be forfeited in its entirety.
For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.
Performance Share Awards: In 2018, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to our Named Executive Officers. Pursuant to the performance share awards, each Named Executive Officer who received a performance share award is eligible to vest in and receive a number of shares of our common stock ranging from 0% - 250% of the target number of performance shares granted and set forth in the table below based on the attainment of TSR goals during the performance period running from January 1, 2018 through December 31, 2020 (and with respect to the award granted in connection with Mr. Hughes' commencement of employment, April 1, 2018 to April 1, 2021, and Mr. Heimlich's promotion, March 1, 2018 to March 1, 2021 and with respect to Mr. Hsieh's award in January 2018 in connection with his promotion to Chief Executive Officer in 2017, May 7, 2017 to May 7, 2020), relative to the specified Peer Group and Primary Net Lease Peer Group (the "Peer Groups") of companies defined below, and subject to the Named Executive Officer’s continued employment.
For 2018, the Peer Group and Primary Net Lease Peer Group (designated below) of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Willis Towers Watson, consisted of the following companies:

•	SITE Centers;**

•	Duke Realty Corporation;

•	EPR Properties;

•	Federal Realty Investment Trust;

•	Gramercy Property Trust, Inc.;***

•	Healthcare Trust of America, Inc.;

•	Lexington Realty Trust;

•	National Retail Properties, Inc.;*

•	Omega Healthcare Investors, Inc.;

•	Realty Income Corporation;*

•	STORE Capital Corporation;*

•	VEREIT, Inc.;* and

•	W. P. Carey, Inc.
*The Primary Net Lease Peer Group consisted of: National Retail Properties, Inc., Realty Income Corporation, STORE Capital Corporation, and VEREIT, Inc.
** Previously DDR Corp, however DDR completed a spin-off transaction at the end of 2018 and changed its name to SITE Centers.
***Gramercy Property Trust, Inc. was removed from the Peer Group list at the end of 2018 due to a merger transaction that occurred at the end of 2018.
In determining the companies to include in the Peer Groups, Willis Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed most comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. In determining the companies to include, Willis Towers Watson and our Compensation Committee selected those companies in the Peer Group that they believed to be our closest competitors.
For 2018, the Compensation Committee reassessed the Peer Groups of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Willis Towers Watson, and determined no change was warranted.
For 2018 the target performance shares granted to each Named Executive Officer are below:

Named Executive Officer	Target Number of Performance Shares Granted(1)
Jackson Hsieh	115,375
Michael Hughes	17,179
Ken Heimlich	10,723
Jay Young	13,869
Phillip Joseph, Jr.(2)
Boyd Messmann(2)
(1) In connection with the spin-off, each outstanding performance share award was adjusted to cover a "target" number of shares such that the pre-spin-off value of the performance share award was approximately preserved. Amounts shown here and throughout this proxy statement reflect these adjusted amounts.
(2) Messrs. Joseph and Messmann terminated employment with us in 2018 and were not eligible to receive performance share awards in 2018.
These awards were granted to incentivize and retain our participating Named Executive Officers while imposing performance expectations intended to reward increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders.
The number of performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Peer Groups. Between 0% and 200% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the Peer Groups. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 50th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Peer Groups.
The number of performance shares that vest will be further adjusted upward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR exceeds the TSR of the highest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to an aggregate cap on such increase of 25% in the number of performance shares that vest. In addition, the number of performance shares that vest will be further adjusted downward by (1) 0.05% for each 1 basis point (up to 300 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group, and (2) by 0.1% for each 1 basis point (up to 100 basis points) by which the TSR is less than the TSR of the lowest performing member of the Primary Net Lease Peer Group by 300 basis points, subject to a cap on such decrease of 25% in the number of performance shares that vest. However, if our TSR is negative, in no event will more than 100% of the target number of performance shares fully vest and be earned.
If Mr. Hsieh, or any of our Named Executive Officers, voluntarily terminate their employment with the Company without "good reason" prior to the vesting of any performance share, all unvested performance shares will be forfeited in their entirety.
Generally, "good reason" is defined in each of our Named Executive Officer's employment agreements as the occurrence of any of the following circumstances, without the express written consent of the employee, unless such circumstances are fully corrected in all material respects by the Company within 30 days following written notification by the employee to the Company of the occurrence of such circumstances:
(i) material diminution in the employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), including without limitation, (A) removal of the employee from their designated role within the Company, (B) the employee no longer reporting directly and exclusively to the CEO (for Messrs. Hughes, Heimlich and Young) or exclusively to the Board (for Mr. Hsieh), or (C) the Company’s common stock ceasing to be publicly traded or, following a Change in Control (as defined in the Plan), the Employee ceases to have their current title of the surviving entity in such transaction (including, without limitation, the ultimate parent of such entity);
(i) relocation of the employee’s primary work location by more than 50 miles from its then current location;

(ii) a material breach by the Company or any of its affiliates of any of their material obligations to the employee; or

(iii) material diminution in the Employee’s Base Salary, Target Bonus or Target LTIP (as defined in each applicable employment agreement).

If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period, then 100% of the target performance shares will vest immediately prior to such termination; therefore, in connection with the terminations of Messrs. Joseph and Messmann in 2018, their outstanding performance share awards vested at target pursuant to terms of their respective employment agreements. In addition, upon a change in control of our Company, the performance shares will vest based on the Company’s achievement of TSR goals as of the change in control.
Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.
2016 Performance Share Awards Earned Based on Performance through 2018. In 2016, we granted performance share awards that were eligible to vest at the end of 2018 based on our TSR performance relative to the TSR achieved by two set peer groups during the 2016—2018 performance period. Because we did not achieve threshold performance, the full number of outstanding performance shares expired without vesting. Currently, the performance shares we granted in 2017 (with exception to Mr. Hsieh’s July 25, 2017 award), which would be eligible to vest at the end of 2019, are tracking below achievement of minimum goals and thus would expire without vesting. Mr. Hsieh’s July 25, 2017 performance share award, which was granted in connection with his promotion to Chief Executive Officer, is currently tracking above target.
STOCK OWNERSHIP AND RETENTION GUIDELINES
The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders. The guidelines require the Named Executive Officers to own the lesser of a minimum number of shares of stock or value as a percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within five (5) years after first becoming subject to the guidelines. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary
Chief Executive Officer	500%
Chief Financial Officer	300%
Executive Vice President	200%
The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member and unvested restricted stock and performance share awards to the extent they will result in the issuance of common stock to the officer at the time of determination.
All of the Named Executive Officers currently employed by us are in compliance with the stock ownership guidelines due to the outstanding time available under the five (5) year ownership requirement guidelines.
RETIREMENT SAVINGS
We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide a safe harbor matching contribution equal to 100% of elective deferrals up to 3% plus 50% of each additional deferral up to 5% of the employees compensation. These matching contributions are 100% vested as of the date on which the contribution is made. We believe that providing a vehicle for tax- deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incents our employees, including our Named Executive Officers, in accordance with our compensation policies. The plan also allows employees to contribute on an after-tax basis through Roth 401(k) contributions.
EMPLOYEE BENEFITS AND PERQUISITES
All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;

•	Medical and dependent care flexible spending accounts;

•	Short-term and long-term disability insurance;

•	Accidental death and dismemberment insurance; and

•	Life insurance.
We paid our Named Executive Officers’ medical and dental premiums in full for 2018, under a plan which is also made available to all of our employees. We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.
These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives (including our Named Executive Officers). We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.
We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION
As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2018 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations. Messrs. Joseph and Messmann terminated their employment in 2018, and in connection with their terminations each received the severance payments and benefits provided in their respective employment agreements upon a termination without cause, as well as accelerated vesting of performance share awards (pursuant to the terms of their respective award agreements). These are described and quantified below under "Potential Payments Upon Termination or Change in Control."
TAX AND ACCOUNTING CONSIDERATIONS
Code Section 162(m): Section 162(m) of the Code, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees”. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded.
We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of our tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by us. However, if any portion of an executive’s compensation is subject to limitation under Section 162(m), the loss of this deduction will increase our earnings and profits for 2018 and, accordingly, increase the amount of distributions paid in 2018 that would be characterized as dividends. In approving the amount and form of compensation for our Named Executive Officers in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1 million that is paid to covered employees.
Code Section 409A: Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G: Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long- term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into in the future, any new plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.
Accounting for Stock-Based Compensation: We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, performance share awards and other equity-based awards under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
COMPENSATION TABLES
Summary Compensation Table: The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2018, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jackson Hsieh President and Chief Executive Officer	2018	900,000	787,500	8,074,517	2,296,875	44,342	12,103,234
	2017	773,012	669,021	9,712,201 (5)	580,599	136,710	11,871,543
	2016	175,224	1,000,000	7,122,775	—	267,734	8,565,733
Michael Hughes Executive Vice President and Chief Financial Officer(6)	2018	450,000	225,000	1,384,801	658,125	11,000	2,728,926
Ken Heimlich, Executive Vice President Asset Management	2018	377,400	188,700	937,855	556,665	14,595	2,075,215
Jay Young, Executive Vice President General Counsel and Secretary	2018	355,000	177,500	1,139,789	521,406	9,390	2,203,085
	2017	340,000	204,000	368,198 (5)	93,316	5,720	1,011,234
	2016	222,917	107,250	511,769	211,535	4,875	1,058,346
Phillip Joseph, Jr., Former Executive Vice President, Chief Financial Officer and Treasurer	2018	143,551 (7)	—	1,190,595	—	1,648,901	2,983,047
	2017	415,000	155,526	1,078,626 (5)	194,090	25,850	1,869,092
	2016	415,000	149,400	1,416,189	439,833	266,461	2,686,883
Boyd Messmann, Former Executive Vice President and Chief Acquisitions Officer	2018	76,057 (7)	—	602,132	—	882,857	1,561,046
	2017	375,000	140,625	812,207 (5)	82,742	16,114	1,426,688
	2016	187,115	357,500	355,238	352,592	—	1,252,445
(1) The 2018 Bonus Program consists of two separate categories. The first category is discretionary and based on individual performance. The second category is objective and based on achievement of pre-approved performance criteria of the Company. The annual cash bonus has a pay mix split of 25% individual performance and 75% company financial performance metrics. The amounts under this category represent annual cash bonuses determined by the Compensation Committee, or in the case of the Chief Executive Officer, by the Board, based on a subjective performance review of the Named Executive Officers’ individual performance (i.e. the first category). This category represents the amounts payable with respect to the 25% individual performance. See “Compensation Discussion and Analysis - 2018 Executive Compensation - Annual Performance-Based Compensation” for a detailed discussion of the 2018 Bonus Program.
(2) Amount represents the grant date fair value of restricted stock awards and performance share awards calculated in accordance with ASC Topic 718. Grants remain subject to vesting and/or forfeiture pursuant to their terms. For a discussion of the assumptions used to calculate the value of all restricted stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As market condition awards, the grant date fair value of the performance share awards is the full grant date fair value, as adjusted to reflect any reduction in value that is appropriate for the probability that the market condition might not be met. The maximum potential value of the performance share awards granted to Messrs. Hsieh, Hughes, Heimlich and Young (assuming the maximum number of shares are earned and calculated based on the closing price on the grant date) are $10,207,333, $1,500,008, $943,483, and $1,220,311, respectively, assuming the Company achieves the maximum TSR during the performance period. Information with respect to vesting of these awards is disclosed in the Grants of Plan Based Awards table and the accompanying notes. Mr. Hsieh's 2018 value includes the second installment of Mr. Hsieh's one-time promotion performance share award of 45,053 target shares granted on January 1, 2018 (please see the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table section for more detail on this award). In addition, with respect to Messrs. Joseph and Messmann, the Company did not incur any additional accounting expense in connection with the acceleration of their restricted stock awards and performance share awards in connection with their terminations of employment in 2018.
(3) The 2018 Bonus Program consists of two separate categories. The first category is discretionary and based on individual performance. The second category is objective and based on achievement of pre-approved performance criteria of the Company. The annual cash bonus has a pay mix split of 25% individual performance and 75% company financial performance metrics. The amounts under this category represent amounts awarded in connection with the achievement of pre-approved performance criteria of the Company (i.e. the second category). This category represents the amounts payable with respect to the 75% objective company performance. See “Compensation Discussion and Analysis - 2018 Executive Compensation - Annual Performance-Based Compensation” for a detailed discussion of the 2018 Bonus Program.
(4) Includes compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2018 as described under “All Other Compensation” below.

(5) Amount represents the grant date fair value of restricted stock awards and performance share awards granted during 2017 calculated in accordance with ASC Topic 718.  Grants remain subject to vesting and/or forfeiture pursuant to their terms.  For a discussion of the assumptions used to calculate the value of all restricted stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.  As market condition awards, the grant date fair value of the performance share awards is the full grant date fair value, as adjusted to reflect any reduction in value that is appropriate for the probability that the market condition might not be met.  The maximum potential value of the performance share awards granted to Messrs.  Hsieh, Young, Joseph and Messmann (assuming the maximum number of shares are earned and calculated based on the closing price on the grant date) are $8,642,597, $424,886, $1,244,875, and $937,440, respectively.
(6) Mr. Hughes commenced employment with us as our Chief Financial Officer effective April 1, 2018.
(7) Represents actual salary paid in 2018 through termination.
All Other Compensation:

Name	401(k) Plan Company Contributions ($)(a)	Life Insurance ($)(b)	Supplemental Long-Term Disability ($)(c)	Physical Exam ($)(d)	Payments in Regard to Termination of Employment ($)(e)	Total ($)
Jackson Hsieh	3,353	35,000	3,989	2,000	—	44,342
Michael Hughes	11,000	—	—	—	—	11,000
Ken Heimlich	11,000	—	3,595	—	—	14,595
Jay Young	2,366	1,495	5,529	—	—	9,390
Phillip Joseph, Jr.	11,000	—	—	—	1,637,901	1,648,901
Boyd Messmann	2,291	—	—	—	880,566	882,857

(a)	Amounts represent Company safe harbor matching contributions to the accounts of our Named Executive Officers in the Company’s 401(k) plan.

(b)	Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.

(c)	Amounts represent premium payments plus related tax gross-up payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers.

(d)	Amounts reported represent Company paid amounts for executive physical expenses plus gross-up payments for Named Executive Officers.

(e)	Amounts represent severance cash compensation, healthcare coverage (only applicable for Mr. Joseph) and dividend equivalent rights (if applicable) paid in connection with separation from the Company.

Grants of Plan-Based Awards in 2018

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jackson Hsieh		590,625	1,181,250	2,362,500
	1/1/18				22,526	45,053	112,633		2,295,300
	3/1/18				35,161	70,322	175,805		3,304,218
	3/1/18							63,299	2,474,999
Michael Hughes		210,938	421,875	675,000
	4/1/18				8,589	17,179	42,948		784,798
	3/29/18							15,464	600,003
Ken Heimlich		176,906	353,813	566,100
	3/1/18				5,361	10,723	26,808		503,845
	3/1/18							11,099	434,010
Jay Young		166,406	332,813	532,500
	3/1/18				6,934	13,869	34,673		651,665
	3/1/18							12,484	488,124
Phillip Joseph, Jr.

Boyd Messmann

(1)
The amounts for each Named Executive Officer under these columns represent the potential value of non-discretionary Company performance based cash bonus awards that could have been earned for 2018 (and paid in 2019) under the 2018 Bonus Program. Under the 2018 Bonus Program, each executive was eligible to earn a cash bonus based on our achievement in 2018 of Company performance goals relating to (i) Adjusted Debt to Annualized Adjusted EBITDAre, (ii) Occupancy, (iii) Capital Deployment, and (iv) Shopko Sales. Each executive’s bonus opportunity was weighted among these performance goals as set forth above.

At the threshold, target and maximum levels of achievement of the performance goals, Mr. Hsieh could have earned a bonus equal to 87.5%, 175% and 350%, respectively, of his annual base salary and Messrs. Hughes, Heimlich and Young could have earned a bonus equal to 62.5%, 125% and 200%, respectively, of his annual base salary. Messrs. Joseph and Messmann did not participate in the 2018 Bonus Program, Please also see “Compensation Discussion and Analysis - 2018 Executive Compensation - Annual Performance-Based Compensation” for a detailed discussion of the 2018 Bonus Program.

(2)
The performance share awards were awarded in 2018 for the performance period running from January 1, 2018 through December 31, 2020 (and with respect to the one-time promotion performance share award granted in connection with Mr. Hsieh's promotion to Chief Executive Officer award that was granted in two tranches, the second tranche granted on January 1, 2018 and is the only tranche reflected above). The target number of shares was granted to each Named Executive Officer. The “threshold” number of shares represents approximately 50% of the performance shares granted, which is the number of shares that would vest based on achieving the minimum TSR goal during the performance period relative to that of the Peer Group, as adjusted downward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable Peer Group, and not adjusted based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “maximum” number of shares shown is 250% of the performance shares granted, which is the number of shares that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable Peer Group, as adjusted upward by a factor of 25% of such shares based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. Please see the section “Compensation Discussion and Analysis-2018 Executive Compensation-Performance Share Awards” for a detailed discussion of the performance share awards.

(3)
Amounts represent the grant date fair value of restricted common stock awards and performance share awards granted during 2018, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table: The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2018. Mr. Joseph's employment with the Company terminated effective April 20, 2018 and Mr. Messmann's employment with the Company terminated effective February 23, 2018.
In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.
Jackson Hsieh
Employment Agreement for President and Chief Executive Officer Position:
Pursuant to his employment agreement, Mr. Hsieh serves as President and Chief Executive Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on May 7, 2020 and will automatically renew for additional one-year terms. During the employment term, Mr. Hsieh will receive a base salary at an annual rate of not less than $875,000, which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hsieh is eligible to receive an annual cash performance bonus targeted at 175% of his base salary (with a maximum bonus opportunity equal to 350% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2018 were the criteria of the 2018 Bonus Program discussed above. In February 2018, we increased Mr. Hsieh’s annual base salary to $900,000 and maintained his bonus target and maximum at 175% and 350%, respectively, of his base salary. Additionally, Mr. Hsieh is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity awards is targeted at 550% of his base salary.
In recognition of his appointment as Chief Executive Officer, the Company granted Mr. Hsieh an award of 500,000 restricted shares of stock (100,000 restricted shares following the reverse stock split) vesting 33.3% on May 7, 2018, 33.3% on May 7, 2019 and 33.4% on May 7, 2020, and an award of performance shares with a target number of 500,000 shares (100,000 performance shares following the reverse stock split) broken into two tranches with the first tranche (297,234 shares (66,042 following the reverse stock split and as adjusted for the spin-off)) granted on July 25, 2017 and the second tranche (202,766 shares (45,053 following the reverse stock split and as adjusted for the spin-off)) granted on January 1, 2018, both tranches vesting as a one-time cliff on May 7, 2020.
If Mr. Hsieh voluntarily terminates his employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.
Under his employment agreement, Mr. Hsieh is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $3.5 million term life insurance policy, up to $2,000 per year for an annual physical examination and up to $20,000 in legal fees in connection with review and negotiation of his employment agreement. Lastly, the Company paid him $90,000 equal to dividends which would have been due in Q2 of 2017 had his restricted shares been granted on the date of his promotion.
Mr. Hsieh's employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Michael Hughes
Pursuant to his employment agreement, Mr. Hughes serves as Executive Vice President and Chief Financial Officer of the Company effective April 1, 2018. The term of his employment agreement will expire (unless earlier terminated) on April 1, 2021 and will automatically renew for additional one-year terms. During the employment term, Mr. Hughes will receive a base salary at an annual rate of not less than $450,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hughes is eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2018 were the criteria of the 2018 Bonus Program discussed above. Beginning in 2019, Mr. Hughes will become eligible for annual long-term incentive awards with a target date-of-grant value of 200% of his annual base salary granted in two equal portions as time-vesting restricted stock grants, vesting in three equal installments on each anniversary of the grant date and performance shares, vesting in full at the completion of a three-year performance period based on the achievement of applicable performance goals.
In connection with entering into his employment agreement, we granted Mr. Hughes: (i) an award of restricted shares of the Company’s common stock with a value equal to $600,000, vesting in three equal installments on each anniversary of the grant date (March 29, 2018); and (ii) an award of performance shares with a target number of performance shares equal to $600,000 as of the grant date, vesting in full at the completion of a three-year performance period based on the achievement of applicable performance goals. Additionally, Mr. Hughes is eligible to receive equity and other long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity award is targeted at 200% of his base salary.
If Mr. Hughes voluntarily terminates his employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.
Under his employment agreement, Mr. Hughes is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1 million term life insurance policy, up to $2,000 per year for an annual physical examination and up to $20,000 in legal fees in connection with review and negotiation. Mr. Hughes' employment agreement contains customary confidentiality, non-solicitation, non-disparagement and inventions/intellectual property provisions.
Ken Heimlich
Pursuant to his employment agreement, Mr. Heimlich serves as Executive Vice President, Asset Management for the Company effective April 3, 2018. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2021 and will automatically renew for additional one-year terms. During the employment term, Mr. Heimlich will receive a base salary at an annual rate not less than $377,400. Mr. Heimlich is eligible to receive an annual cash discretionary incentive payment under the Company’s annual bonus plan on a target bonus opportunity equal to 125% of Mr. Heimlich's annual base salary and a maximum bonus opportunity equal to 200% of Mr. Heimlich's annual base salary upon attainment of one or more pre-established performance goals established by Board or a committee thereof. Beginning in 2019 Mr. Heimlich will become eligible for annual long-term incentive awards of 200% of his annual base salary, granted in two equal portions of time-vesting restricted stock grants, vesting in three equal installments on each anniversary of the grant date, and performance shares, vesting in full at the completion of a three-year performance period based on the achievement of applicable performance goals.
If Mr. Heimlich voluntarily terminates his employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.
Under his employment agreement, Mr. Heimlich is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1 million term life insurance policy, up to $2,000 per year for an annual physical examination and up to $10,000 in legal fees in connection with review and negotiation.
Jay Young
Pursuant to his amended and restated employment agreement entered into on April 3, 2018, Mr. Young serves as Executive Vice President, General Counsel and Corporate Secretary of the Company. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2021 and will automatically renew for additional one-year terms. During the employment term, Mr. Young will receive a base salary at an annual rate not less than $355,000. Mr. Young is eligible to receive an annual cash discretionary incentive payment under the Company’s annual bonus plan on a target bonus opportunity equal to 125% of Mr. Young's annual base salary and a maximum bonus opportunity of 200% of Mr. Young's annual base salary upon attainment of one or more pre-established performance goals established by Board or a committee thereof. Beginning in 2019 Mr. Young will become eligible for annual long-term incentive awards of 200% of his annual base salary, granted in two equal portions as time-vesting restricted stock grants, vesting in three equal installments on each anniversary of the grant date, and performance shares, vesting in full at the completion of a three-year performance period based on the achievement of applicable performance goals.

If Mr. Young voluntarily terminates his employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.
Under his amended and restated employment agreement, Mr. Young is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1 million term life insurance policy, up to $2,000 per year for an annual physical examination and up to $10,000 in legal fees in connection with review and negotiation.
Phillip D. Joseph, Jr.
Pursuant to his employment agreement, Mr. Joseph served as Executive Vice President and Chief Financial Officer of the Company. His employment agreement terminated on April 20, 2018. During the employment term Mr. Joseph was entitled to receive a minimum annual base salary of $415,000, which was subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Joseph was eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year.
In connection with entering into his employment agreement, we granted Mr. Joseph a restricted stock award and a performance share award, each with a value equal to $500,000. The restricted stock award vested in substantially equal one-third installments on each of the first three anniversaries of March 1, 2015, subject to Mr. Joseph’s continued employment. The performance share award covered the three-year performance period beginning January 1, 2015. Additionally, Mr. Joseph was eligible to receive equity and other long-term incentive awards under any plans adopted by the Company, and the value of his equity awards was targeted at not less than 250% of his base salary.
Under his employment agreement, Mr. Joseph was eligible to participate in customary health, welfare and fringe benefit plans. He was also entitled to receive Company-paid premiums for a $2 million term life insurance policy and up to $2,000 per year for an annual physical examination.
Mr. Joseph’s employment agreement contained customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.
Boyd Messmann
Pursuant to his employment agreement, Mr. Messmann served as Executive Vice President and Chief Acquisition Officer of the Company. His employment agreement terminated on February 23, 2018. During the employment term, Mr. Messmann received a base salary at an annual rate of not less than $350,000 which was subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Messmann was eligible to receive an annual discretionary cash performance bonus targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year. In February 2017, we increased Mr. Messmann’s annual base salary to $375,000 and maintained his bonus target and maximum at 125% and 200%, respectively, of his base salary.
In connection with entering into his employment agreement, we granted Mr. Messmann an award of restricted stock of the Company’s common stock with a value equal to $250,000 vesting ratably over three years from the grant date (June 24, 2016). Additionally, Mr. Messmann was eligible to receive equity and other long-term incentive awards under any plans adopted by the Company, and the value of his equity awards was targeted at not less than 200% of his base salary.
Under his employment agreement, Mr. Messmann was eligible to participate in customary health, welfare and fringe benefit plans. Mr. Messmann’s employment agreement contained customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Outstanding Equity Awards at 2018 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2018. Mr. Joseph and Mr. Messmann did not hold any unvested awards as of December 31, 2018.

Name	Grant Date	Stock Awards: Shares Not Vested (#)(3)	Market Value Shares Not Vested ($) (1)	Equity Incentive Plan Awards: Unearned Performance Shares Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value Unearned Performance Shares Not Vested ($) (1)
Jackson Hsieh	9/7/16	49,976	1,761,654	17,608	620,682
	3/2/17	13,517	476,474	22,525	794,006
	7/25/17	66,700 (5)	2,351,175	165,105	5,819,951
	1/1/18	—	—	112,632 (4)	3,970,278
	3/1/18	63,299	2,231,290	70,322	2,478,851
Michael Hughes	3/29/18	15,464	545,106	17,179	605,560
Ken Heimlich	3/1/18	1,447	51,007	—	—
	3/1/18	9,652	340,233	10,723	377,986
Jay Young	5/11/16	1,909	67,292	—	—
	3/2/17	2,089	73,637	3,480	122,670
	3/1/2018	12,484	440,061	13,869	488,882

(1)	The market value of shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($35.25) as reported on the NYSE on December 31, 2018.

(2)
In accordance with the SEC rules, the number of performance shares shown for 2016, 2017 and 2018 awards represents the number of performance shares that may be earned during the performance period based on target performance (except for Mr. Hsieh's 7/25/17 and 1/1/18 award which is based on maximum performance) compared to the Peer Group and not adjusted based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. See the section “Compensation Discussion and Analysis - 2018 Executive Compensation - Performance Share Awards” for a detailed discussion of the performance share awards.

(3)
Represents a restricted stock award that will vest in three equal annual installments, generally on the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s) and conditions of the grant agreement.

(4)
Represents the second installment of Mr. Hsieh's one-time new hire performance share award grant that will cliff vest on May 7, 2020 subject to Mr. Hsieh's continued employment with the Company through the applicable vesting date and conditions of his grant agreement and the achievement of applicable performance goals.

(5) Represents one-time promotion related restricted stock award grant that will vest pro rata on May 7, 2018, May 7, 2019 and May 7, 2020 subject to Mr. Hsieh's continued employment with the Company through the applicable vesting date(s) and conditions of his grant agreement.

2018 Option Exercises and Stock Vested: We have not granted any stock options to our Named Executive Officers. The following table summarizes vesting of restricted stock and performance share awards applicable to our Named Executive Officers during the year ended December 31, 2018:

Name	Shares Acquired Upon Vesting (#) (1)	Value Realized On Vesting ($) (2)
Jackson Hsieh	69,092	2,880,649
Michael Hughes	—	—
Ken Heimlich	—	—
Jay Young	2,953	122,858
Phillip Joseph, Jr.	29,579	1,190,595
Boyd Messmann	15,399	602,132

(1)
Represents restricted stock and performance shares that vested in 2018. Note that no performance shares were distributed in 2018 due to failure to achieve requisite performance metrics, other than with respect to the acceleration of shares for Messrs. Joseph and Messmann in connection with termination payments pursuant to their individual employment agreements.

(2)	Amounts shown are based on the fair market value of our common stock on the applicable vesting date.
Potential Payments upon Termination or Change of Control:
Employment Agreements: Under the employment agreements in place during 2018 for Messrs. Hsieh, Hughes, Heimlich, Young, Joseph and Messmann, if the executive’s employment had been terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts such executives would be entitled to receive additional severance payments as outlined below.
Mr. Hsieh would be entitled to receive the following:

(1)
lump-sum totaling two times Mr. Hsieh’s annual base salary then in effect (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s annual base salary);

(2)
a lump-sum payment equal to Mr. Hsieh’s earned but unpaid annual bonus for the prior year, plus a pro-rata portion of Mr. Hsieh’s bonus earned in the year of termination, and an amount totaling two times Mr. Hsieh's target bonus (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh's target bonus);

(3)     accelerated vesting of any equity awards; and
(4)     up to 24 months of continued health care premiums for Mr. Hsieh and his eligible dependents
Mr. Hughes would be entitled to receive the following:

(1)	lump-sum totaling two times Mr. Hughes' annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Hughes' target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Hughes' bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any equity awards, and

(5)	up to 24 months of continued health care premiums for Mr. Hughes and his eligible dependents
Mr. Heimlich would be entitled to receive the following:

(1)	lump-sum totaling two times Mr. Heimlich’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Heimlich’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Heimlich's bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any equity awards, and

(5)	up to 12 months of continued health care premiums for Mr. Heimlich and his eligible dependents.

Under Mr. Young's amended and restated employment agreement entered into on April 3, 2018, Mr. Young would be entitled to receive the following:

(1)	lump-sum totaling two times Mr. Young’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Young’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Young's bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any equity awards, and

(5)	up to 12 months of continued health care premiums for Mr. Young and his eligible dependents.
Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his or her delivery of an effective general release of claims in favor of the Company.
Furthermore, under the employment agreements in place during 2018 for Messrs. Hsieh, Hughes, Heimlich, and Young, in the event that the executive is terminated by reason of his or her death or disability, the executive would be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus for the year in which the termination occurs based on actual results, pro-rated for the portion of the year of termination during which the executive was employed with the Company and accelerated vesting of all equity awards.
If an executive is terminated by the Company without “cause” or voluntarily terminates his or her employment with the Company for “good reason” during the performance period for the performance shares, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of the Company, the performance shares will vest based on the Company’s achievement of the performance goals as of the change in control.
If an executive voluntarily terminates his or her employment with the Company without "good reason" prior to the vesting of any restricted stock or performance shares, the unvested restricted stock and/or performance shares will be forfeited in their entirety.
Boyd Messmann: In connection with the termination of his employment in February 2018, we paid Mr. Messmann the severance payments and benefits for which he was eligible under his employment agreement and equity award agreements, including the following, subject in certain cases to continued compliance with restrictive covenants contained in his employment agreement and Mr. Messmann’s timely execution and non-revocation of a general release of claims against the Company:

•	An amount equal to one and a half times his base salary, or $562,500;

•	An amount equal to the prior year cash bonus, or $223,367;

•	An amount equal to his pro-rata bonus for 2018, or $51,049;

•	Accelerated vesting of 8,487 shares of restricted stock and 6,912 of performance shares; and

•	Payment of $24,884 payable with respect to dividend equivalents granted in tandem with the performance shares that vested in connection with his termination.

Phillip D. Joseph, Jr.: In connection with the termination of his employment in April 2018, we paid Mr. Joseph the severance payments and benefits for which he was eligible under his employment agreement and equity award agreements, including the following, subject in certain cases to continued compliance with restrictive covenants contained in his employment agreement and Mr. Joseph's timely execution and non-revocation of a general release of claims against the Company:

•	An amount equal to two times his base salary, or $830,000;

•	An amount equal to his target bonus, or $518,750;

•	An amount equal to his pro-rata bonus for 2018, or $117,252;

•	Accelerated vesting of 9,224 shares of restricted stock and 20,355 performance shares;

•	Payment of $130,997 with respect to dividend equivalents granted in tandem with the performance shares that vested in connection with his termination; and

•	Up to 24 months of continued healthcare premiums for Mr. Joseph and his eligible dependents.

Equity Awards: The restricted stock award agreements covering the restricted stock awards granted to each of our Named Executive Officers provide for accelerated vesting of these awards upon a termination by the Company without “cause” or by the employee for “good reason”, or as a result of the Company’s non-extension of the employment term under the executive’s employment agreement.

Summary of Potential Payments: In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2018 and, where relevant, that a change of control of the Company occurred on December 31, 2018. With respect to Messrs. Messmann and Joseph, however, amounts shown in the table below reflect the actual amounts they received upon termination.  Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Upon Death ($)	Termination Upon Disability	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)
Jackson Hsieh	Cash Severance (1)	3,084,375	3,084,375	8,034,375		10,509,375
	Accelerated Vesting of Restricted Stock (2)	6,820,593	6,820,593	6,820,593		6,820,593
	Accelerated Vesting of Performance Shares (3)	7,809,638	7,809,638	7,809,638	9,310,548	9,310,548
	Dividend Equivalent Rights	1,084,002	1,084,002	1,084,002	1,276,853	1,276,853
	Healthcare coverage			31,511		31,511
	Life Insurance	3,500,000
	Total	22,298,608	18,798,608	23,780,119	10,587,401	27,948,880
Michael Hughes	Cash Severance (1)	883,125	883,125	2,345,625		2,345,625
	Accelerated Vesting of Restricted Stock (2)	545,106	545,106	545,106		545,106
	Accelerated Vesting of Performance Shares (3)	605,560	605,560	605,560	379,829	379,829
	Dividend Equivalent Rights	36,935	36,935	36,935	23,167	23,167
	Healthcare coverage			2,230		2,230
	Life Insurance	1,000,000
	Total	3,070,726	2,070,726	3,535,456	402,996	3,295,957
Ken Heimlich	Cash Severance (1)	745,365	745,365	1,971,915		1,971,915
	Accelerated Vesting of Restricted Stock (2)	391,240	391,240	391,240		391,240
	Accelerated Vesting of Performance Shares (3)	377,986	377,986	377,986	324,949	324,949
	Dividend Equivalent Rights	31,741	31,741	31,741	27,288	27,288
	Healthcare Coverage			15,755		15,755
	Life Insurance	1,000,000
	Total	2,546,332	1,546,332	2,788,637	352,237	2,731,147
Jay Young	Cash Severance(1)	698,906	698,906	1,852,656		1,852,656
	Accelerated Vesting of Restricted Stock(2)	580,991	580,991	580,991		580,991
	Accelerated Vesting of Performance Shares(3)	611,552	611,552	611,552	420,285	420,285
	Dividend Equivalent Rights	62,634	62,634	62,634	35,294	35,294
	Healthcare Coverage			11,739		11,739
	Life Insurance	1,000,000
	Total	2,954,083	1,954,083	3,119,572	455,579	2,900,965

Phillip Joseph, Jr.(4)	Cash Severance	1,480,652
	Accelerated Vesting of Restricted Stock	371,274
	Accelerated Vesting of Performance Shares	819,321
	Healthcare coverage	26,252
	Dividend Equivalent Rights	130,997
	Total	2,828,496	—	—
Boyd Messmann(4)	Cash Severance	855,682
	Accelerated Vesting of Restricted Stock	331,857
	Accelerated Vesting of Performance Shares	270,275
	Dividend Equivalent Rights	24,884
	Total	1,482,698	—	—

(1)	Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus.

(2)
Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2018 ($35.25).

(3)
Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis, determined by multiplying the target number of performance shares that would have been accelerated by the fair market value of our common stock on December 31, 2018 ($35.25). In the event of a change in control of our Company, the number of performance shares that would vest is based on the Company’s achievement of the performance goals as of the change in control (which, for purposes of this table, is presumed to occur on December 31, 2018).

(4)	As mentioned above, the amounts in this table show what Mr. Joseph and Mr. Messmann actually received In connection with their departures from the Company.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.
For 2018, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $126,015; and

•	the annual total compensation of our Chief Executive Officer was $12,103,234.
Based on this information, for 2018, our Chief Executive Officer’s annual total compensation was 96 times that of the median compensated employee (other than the Chief Executive Officer).
Determining the Median Employee:
Employee Population
We used our employee population data as of December 31, 2018, as the reference date for identifying our median employee. As of such date, our employee population consisted of 89 individuals, all of which were full-time employees.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we selected compensation as reported to the IRS on Form W-2 as the most appropriate measure of compensation.
Annual Total Compensation of Median Compensated Employee
With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $126,015.
Annual Total Compensation of Chief Executive Officer
For purposes of determining our pay ratio, we determined Mr. Hsieh’s annual total compensation for 2018 was $12,103,234 which, as required by SEC rules, includes his base salary for 2018 as well as the other compensation granted to and earned by him during 2018 for his services and reflected in the Summary Compensation Table above.
Supplemental Disclosure:
As mentioned herein, Mr. Hsieh was appointed as Chief Executive Officer in May 2017 and in connection with his promotion was awarded certain one-time grants, including an award of performance shares with a target number of 100,000 shares broken into two tranches with the first tranche (66,042 shares following the reverse stock split and as adjusted for the spin-off) being granted in July 2017 and the second tranche (45,053 shares following the reverse stock split and as adjusted for the spin-off) granted in January 2018. As this one-time grant was made to induce Mr. Hsieh to accept his promotion to Chief Executive Officer in 2017, it is not indicative of Mr. Hsieh's typical annual compensation pursuant to his employment agreement. Therefore, we are providing the following supplemental disclosure reflecting Mr. Hsieh's 2018 compensation, excluding his one-time promotional grant and based on grant date value for his 2018 restricted and performance share awards.
For 2018, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $126,015; and

•	the annual total compensation of our Chief Executive Officer, (excluding the one-time payments made in connection with his promotion to Chief Executive Officer), was $8,978,715.
Based on this information, for 2018, our Chief Executive Officer's compensation was 71 times that of the median compensated employee (other than the Chief Executive Officer).

Spirit is committed to good corporate governance practices, which we believe serve the long-term interests of our stockholders by promoting effective risk oversight and management accountability and by helping us compete more effectively. We are governed by a nine-member Board, which provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Our Board considers and approves significant acquisitions, dispositions, capital raises as well as other significant transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis with the assistance of our senior management team.
CORPORATE GOVERNANCE HIGHLIGHTS
In furtherance of our commitment to manage the Company for the benefit of our stockholders and maintain good governance practices, we made the following enhancements to our corporate governance practices in 2018 and 2019:

•	Ratified the minimum stock ownership requirement policy applicable to our Board.

•	Starting in 2019, our directors will utilize an independent, third party consultant to conduct annual self-evaluations.

•	Elected two additional Board members, improving our gender mix of Board members.
In addition to the forgoing enhancements, we have in place the following best in class corporate governance practices that we believe are important to best serving our stockholders:

•	Our Bylaws provide stockholders with the power to amend or repeal any provision of our Bylaws and adopt new Bylaws with approval by a majority of the votes entitled to be cast.

•	We separate the roles of our independent Chairman and the Chief Executive Officer.

•	Our Board evaluates, on an annual basis, each Board member's independence, with the exception of our Chief Executive Officer.

•	Our directors, officers and employees are subject to a Code of Business Ethics.

•	Our Board has adopted a Whistleblower Policy.

•	Our Board regularly meetings in executive sessions with management, our internal and external auditors, and among the independent directors.

•	Our directors and named executive officers have minimum stock ownership requirements.

•	Our directors, officers and employees are subject to anti-hedging and derivative policies.

•	Our Board regularly reviews succession plans for the Chief Executive Officer and other senior management positions.

•	We have a Disclosure Committee composed of members of management with established controls and procedures to ensure all required disclosures are timely and accurate.

•	Our Board and management routinely evaluate related party transactions.

DIRECTOR INDEPENDENCE
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, stockholder or officer of an organization that has a relationship with such company).
In addition, the NYSE listing standards provide that a director is not independent if:

(i)the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;
(ii)the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iii)(A) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;
(iv)the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or
(v)the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.
Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors has no direct or indirect material relationship with us and qualifies as "independent" under the NYSE listing standards: Kevin M. Charlton, Todd A. Dunn, Richard I. Gilchrist, Diana M. Laing, Sheli Z. Rosenberg, Thomas D. Senkbeil, Nicholas P. Shepherd and Elizabeth F. Frank. Mr. Hsieh is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer and President.
BOARD OF DIRECTORS LEADERSHIP STRUCTURE
Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. At the current time, the Board believes that our existing leadership structure - under which our Lead Independent Director is the Chairman of the Board - effectively allocates authority, responsibility and oversight between management and the independent members of our Board and achieves the optimal governance model for us and for our stockholders.
The roles of Chairman of the Board and Chief Executive Officer have been separate since May 2017. This leadership structure gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the Chairman of the Board facilitates our Board's independent oversight of management and promotes communication between management and our Board.
Richard I. Gilchrist serves as Lead Independent Director and Chairman of the Board. As Chairman, Mr. Gilchrist leads the activities of the Board, including:

•	Calling meetings of the Board and independent directors;

•	Setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	Chairing executive sessions of the independent directors;

•	Conducting annual performance reviews of the Chief Executive Officer;

•	Engaging with stockholders; and

•	Performing such other duties as may be assigned from time to time by the Board.

BOARD GOVERNANCE DOCUMENTS
The Board maintains charters for all committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer. To view our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Whistleblower Policy, please visit the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com. Please note that the website and its contents are not a part of this Proxy Statement. Each of these governing documents is also available, free of charge, in print to any stockholder who sends a written request to such effect to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
BOARD COMMITTEE COMPOSITION AND 2018 MEETING ATTENDANCE
Our Board has three standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com.

AUDIT COMMITTEE
The Audit Committee consists of four directors – Ms. Laing (Chairperson), Messrs. Dunn and Senkbeil and Ms. Frank (Ms. Frank joined the Committee in 2019). Members of the Audit Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board in its discretion at any time. The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards. Furthermore, the Board has determined that Diana M. Laing is an audit committee financial expert as defined by the SEC.
The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal control over financial reporting and disclosure controls and procedures. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.
The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The Code of Business Conduct and Ethics, Whistleblower Policy, and the Audit Committee Charter are available on our corporate website at www.spiritrealty.com. A copy of our Code of Business Conduct and Ethics, our Whistleblower Policy, or Audit Committee Charter is also available, free of charge, upon request directed to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.
AUDIT COMMITTEE REPORT*
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the United States Securities and Exchange Commission.
AUDIT COMMITTEE
Diana M. Laing, Chair
Todd A. Dunn
Thomas D. Senkbeil
Elizabeth F. Frank
________________________________

*
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE
The Compensation Committee consists of three directors – Messrs. Charlton (Chairperson) and Gilchrist and Ms. Rosenberg. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed from the Compensation Committee by the Board at any time in its discretion. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “outside” directors under Section 162(m) of Code, and as “non-employee” directors under Rule 16b-3 of the Exchange Act.
The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior managers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter. The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our senior executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Furthermore, the Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our Named Executive Officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board, regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee's recommendations.
For 2018, the Compensation Committee retained the services of Willis Towers Watson, a consulting firm, to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. Willis Towers Watson also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee reviewed Willis Towers Watson's independence under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining Willis Towers Watson.
Our senior management team provides support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer competitors as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally, at each regularly scheduled meeting and at other times as necessary or desirable.
Our Compensation Committee Charter is located on the Investor Relations page of our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended December 31, 2018, Messrs. Charlton and Gilchrist and Ms. Rosenberg served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee consists of four directors - Messrs. Shepherd (Chairperson), Dunn and Senkbeil and Ms. Frank (Mr. Senkbeil and Ms. Frank joined the Committee in 2019). Members of the Nominating and Corporate Governance Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board at any time in its discretion. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.
The Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified for election and re-election as Board members and recommending to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees; assisting the Lead Independent Director with the annual review of the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person which is required to be disclosed under the rules of the SEC; and generally advising the Board on corporate governance and related matters. The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.
Our Nominating and Corporate Governance Committee Charter is located in the Corporate Governance section on the Investor Relations page of our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.
PROCESS FOR CONSIDERING DIRECTOR NOMINEES
The Nominating and Corporate Governance Committee meets annually, at a minimum, to evaluate the Board and Committee self-assessments, as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessments and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term.
We did not receive any stockholder recommendations for director candidates for election at the 2019 Annual Meeting in compliance with the procedures set forth below. However, if we do receive stockholder recommendations for director election, the Nominating and Corporate Governance Committee’s current process is to review and consider any candidate who has been recommended by stockholders in compliance with the procedures established from time to time by the committee.
At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board, such candidates as the Nominating and Corporate Governance Committee, in its judgment, has found to be well qualified and willing and available to serve. At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its stockholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the information listed under "Nominees' Skills, Experience and Qualifications."
All stockholder recommendations for director candidates to be considered at the annual meeting of shareholders in 2020 must be submitted on or before November 29, 2019 to Investor Relations, Attention: Secretary, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee, and must include the following information: (a) the name and address of record of the stockholder; (b) representation that the stockholder is a record holder of our common stock or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) description of the qualifications and background of the proposed director candidate which addresses the items under "Nominees' Skills, Experience and Qualifications," as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) description of all arrangements or understandings between the stockholder and the proposed director candidate; (f) consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

2018 BOARD ACTIVITY
Our Board held a total of 18 meetings during 2018. Evidencing a strong commitment to the Company, the majority of directors attended 100% of the Board meetings held in 2018. The Board committees met 17 times in the aggregate during 2018, with a majority of the committee members from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings. The table below provides 2018 membership and meeting information for each of our Board committees. In 2019, Ms. Frank joined the Audit and Nominating and Corporate Governance Committees. Also in 2019, Mr. Senkbeil joined the Nominating and Corporate Governance Committee and Ms. Rosenberg left the Nominating and Corporate Governance Committee.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin M. Charlton		Chairperson
Todd A. Dunn	Member		Member
Richard I. Gilchrist *		Member
Diana M. Laing	Chairperson
Sheli Z. Rosenberg		Member	Member
Thomas D. Senkbeil	Member
Nicholas P. Shepherd			Chairperson
Elizabeth F. Frank**
Total Meetings in 2018	8	5	4
* Lead Independent Director.
** Ms. Frank was appointed to the Board in 2019.
Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also regularly meet in executive session, outside the presence of management, at committee meetings and at other times as necessary or desirable.
We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. We have scheduled the Annual Meeting at a time and date to permit attendance by directors and intend to make every effort to do so for future annual meetings of the stockholders, taking into account the directors’ schedules and the timing requirements of applicable law.
HOW TO COMMUNICATE WITH DIRECTORS
Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com. Additionally, stockholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

NON-EMPLOYEE DIRECTOR COMPENSATION
Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, pursuant to the amended Director Compensation Program effective August 16, 2018, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Hsieh, the only member of the Board employed by us, does not receive compensation for his service as a director.
CASH COMPENSATION
The cash compensation paid to, or earned by, our non-employee directors in 2018 was comprised of the following three components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•
Quarterly committee chair retainers: The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees each received a retainer of $6,250, $5,000 and $3,750, respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

•
Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500, $2,500 and $1,562.50, respectively, for each calendar quarter of service as a member of such committee.

•	Board fees: After the occurrence of eight (8) meetings of the Board, each non-employee director received $1,500 for each Board meeting he or she attended in-person or telephonically, respectively.
Each non-employee director had the option to receive all or a portion of the aggregate payments to which such non-employee director was entitled in shares of our common stock.
EQUITY-BASED COMPENSATION
The equity-based compensation paid to our non-employee directors in 2018 consisted of restricted stock awards granted pursuant to our Director Compensation Program. Each non-employee director who was serving on the Board as of the date of the 2018 Annual Stockholders’ meeting received restricted shares of our common stock with a grant date fair value of $85,000, or 2,048 restricted shares at $41.50 value per share on June 27, 2018.
The Director Compensation Program effective August 16, 2018 provides for the grant of restricted stock covering a number of shares having a value equal to $110,000 to each director serving on the Board as of the date of each annual meeting or on the date of the director’s initial election or appointment. In addition, the director who is serving as chairman of the Board as of the date of each annual meeting is granted an additional restricted stock award with a value of $100,000. Accordingly, Mr. Gilchrist received an additional grant equal to $100,000 for his service as chairman of the Board. Restricted stock, which has been granted, will fully vest on the first anniversary of the initial election or appointment. In addition, under the Plan, the total aggregate value of equity-based awards granted to any non-employee director during any calendar year may not exceed $500,000.
2018 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to our non-employee directors during 2018. This table excludes Mr. Jackson Hsieh, our President and Chief Executive Officer, who did not receive compensation for his services as a director. All compensation paid to Mr. Hsieh in 2018 is provided in the Summary Compensation Table.

Name	Fees Earned in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Kevin M. Charlton	104,250	85,000	189,250
Todd A. Dunn	104,250	85,000	189,250
Richard I. Gilchrist	123,000	185,000	308,000
Diana M. Laing(3)	47,500	110,000	157,500
Diane M. Morefield(4)	57,000	—	57,000
Sheli Z. Rosenberg	99,250	85,000	184,250
Thomas D. Senkbeil	94,250	85,000	179,250
Nicholas P. Shepherd	98,000	85,000	183,000
Elizabeth Frank(3)	—	—	—

(1)	Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned in 2018 and (b) Board meeting fees.

(2)
Amounts reflect the grant date fair value of restricted stock awards granted in 2018 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2018.

(3)	Ms. Laing was appointed to the Board in August, 2018. Ms. Frank was appointed to the Board in February, 2019.

(4)	Ms. Morefield did not stand for re-election at the 2018 Annual Meeting.
As of December 31, 2018, each non-employee director held 2,048 shares of (unvested) restricted shares of our common stock, except for Mr. Gilchrist who held 4,400 restricted shares and Ms. Laing who held 2,637 restricted shares.
The Compensation Committee determined to add the supplemental chairman grant due to the extensive duties of the chairmain. Richard I. Gilchrist currently serves as Lead Independent Director and Chairman of the Board. As Chairman, Mr. Gilchrist leads the activities of the Board, including:

•	Calling meetings of the Board and independent directors;

•	Setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	Chairing executive sessions of the independent directors;

•	Conducting annual performance reviews of the Chief Executive Officer;

•	Engaging with stockholders; and

•	Performing such other duties as may be assigned from time to time by the Board.

STOCK OWNERSHIP GUIDELINES
The Board adopted stock ownership guidelines for our non-employee directors effective May 28, 2015. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of stockholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in our common stock equal in value to five times the annual retainer paid to such non-employee director. Each non-employee director is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines.
The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly with a spouse, or shares owned separately by a spouse and/or children that share the same household, and unvested restricted stock awards.

ADDITIONAL CORPORATE GOVERNANCE MATTERS
TRANSACTIONS WITH RELATED PERSONS
Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Corporate Governance Committee and the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.
RISK MANAGEMENT
While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. In 2018 Management conducted a formal enterprise risk assessment with the assistance of the Company’s internal auditor. At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of potential impact, and ensures that our enterprise risks are well understood, mitigated (to the extent reasonable), and consistent with the Board’s view of our risk profile and tolerance.
PUBLIC POLICY MATTERS
We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and conduct themselves, and our business, in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.
PUBLIC POLICY ADVOCACY
We do not have a political action committee, however, we may advocate a position, express a view, or take other appropriate action with respect to legislative or political matters affecting the Company and our interests. We may also ask our employees to make personal contact with governmental officials or write letters to present our position on specific issues. Any such advocacy must receive prior approval by the Chief Executive Officer and is done in compliance with applicable laws and regulations and subject to the review of the Nominating and Corporate Governance Committee.
INDIVIDUAL POLITICAL ACTIVITY
We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in, the campaigns of the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities including: making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, and on their own time and expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Named Executive Officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2018, the Reporting Persons met all applicable Section 16(a) filing requirements.

RELATED PARTY TRANSACTIONS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
We have entered into indemnification agreements with each of our directors and Named Executive Officers.
Director Independence: A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE.
The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).
Based on its review, the Board determined Messrs. Charlton, Dunn, Gilchrist, Senkbeil, Shepherd and Mmes. Rosenberg, Laing and Frank do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.
The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.
Transactions with the National Association of Real Estate Investment Trusts (NAREIT): Jackson Hsieh serves on NAREIT’s Advisory Board of Governors. The Company utilized the services of NAREIT during 2018 and paid NAREIT $104,570.00 for the period January 1, 2018 to December 31, 2018.

Transactions with the HERSHA Hospitality Trust: Jackson Hsieh serves on HERSHA’s Audit, Compensation and Acquisition Committees. Certain Company employees stayed at a hotel owned by HERSHA, the Hampton Inn-Manhattan Seaport Hotel, on June 24, 2018 while traveling for business. The aggregate value of this transaction was $1,467.02 and there have not been any transactions since this time.

Transactions with Spirit MTA REIT:  In connection with the spin-off of SMTA, SMTA and the Company, external asset manager of SMTA, entered into certain agreements including the Separation and Distribution Agreement, Tax Matters Agreement, Registration Rights Agreement and Insurance Sharing Agreement, which provide a framework for the relationship between the Company and SMTA after the spin-off. As part of the Separation and Distribution Agreement, Spirit contributed $3.0 million of cash to SMTA at time of the spin-off. Also, in conjunction with the spin-off, SMTA issued to the Company and one of its affiliates a total of 6.0 million shares of SMTA Preferred Stock. The Company recognized $8.8 million in dividend income from the SMTA Preferred Stock during the year ended December 31, 2018. Prior to the spin-off, the Company contributed certain assets to Spirit MTA SubREIT, a wholly-owned subsidiary of SMTA (“SubREIT”), in exchange for $5.0 million in SubREIT preferred shares. Then, on the Distribution Date, the Company sold the SubREIT preferred shares to a third party for $5.0 million in cash. Furthermore, SMTA and the Company entered into an Asset Management Agreement in connection with the spin-off, pursuant to which the Company manages SMTA for fees as set forth in the Asset Management Agreement. As of December 31, 2018, SMTA has paid the Company $10.0 million, and the Company has an accrued a receivable balance of approximately $1.7 million, in asset management fees under the Asset Management Agreement.

Additionally, in relation to rental payments received by SMTA subsequent to the spin-off that relate to rents prior to the spin-off, SMTA was required to reimburse $2.0 million to Spirit within 60 days of the spin-off. The full $2.0 million was reimbursed to Spirit during the third quarter ended September 30, 2018.

The Company also provides property management services and special services for Master Trust 2014 pursuant to the Property Management and Servicing Agreement, dated May 20, 2014. The property management fees accrue daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool, less any specially serviced assets, and the special servicing fees accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement. Property management fee income of $3.7 million and special servicing fees of $0.5 million were earned for the year ended December 31, 2018. As of December 31, 2018, SRLP had an accrued receivable balance of $0.5 million related to the property management and special servicer fees.

Wholly-owned subsidiaries of the Company are the borrower on four mortgage loans payable to SMTA and secured by six single-tenant commercial properties. These mortgage loans were entered into in conjunction with the issuance of the Series

2014 notes of Master Trust 2014, as the related properties did not qualify to be held directly as collateral by Master Trust 2014 under its governing agreements. In total, these mortgage notes had an outstanding principal balance of $27.9 million at December 31, 2018. The notes incurred interest expense of $0.2 million for the year ended December 31, 2018.

In conjunction with the Master Trust 2014 Series 2017-1 notes issuance completed in December 2017, the Company, as sponsor of the issuance, retained a 5.0% economic interest in the Master Trust 2014 Series 2017-1 notes as required by the risk retention rules issued under 17 CFR Part 246. The principal amount receivable under the notes was $33.5 million at December 31, 2018. The notes generated interest income of $0.9 million for the year ended December 31, 2018.

In connection with the acquisition of a portfolio of properties leased to Life Time Fitness by both the Company and SMTA, wherein SMTA approved the acquisition of a portion of such portfolio and the Company approved the acquisition of the remaining portfolio, the Company and SMTA entered into the SMTA SRC Purchase Price Allocation Agreement (Lifetime Fitness) on August 9, 2018, pursuant to which SMTA agreed to pay Spirit $0.4 million in connection with the acquisition in order to ensure that each of the Company and SMTA were participating in the acquisition at the same approved capitalization rate. This amount was paid by SMTA to Spirit on September 26, 2018.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers, and (3) all of our directors, director nominees and executive officers as a group, each as of March 14, 2019, unless otherwise indicated in the table below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 14, 2019 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)
Greater than 5% Stockholders
The Vanguard Group, Inc. and affiliates (2)	13,606,483	15.80%
Fidelity Management & Research Company(3)	8,865,447	10.30%
BlackRock Fund Advisors (4)	8,711,894	10.12%
Principal Real Estate Investors (5)	4,778,622	5.55%
Director, Director Nominees and Executive Officers (6)
Jackson Hsieh	247,236	*
Michael Hughes	33,062
Ken Heimlich	21,098	*
Jay Young	30,035

Kevin M. Charlton	69,249	*
Sheli Z. Rosenberg	64,521	*
Nicholas P. Shepherd	67,380	*
Richard I. Gilchrist	89,934	*
Diana M. Laing	13,189	*
Todd A. Dunn	74,801	*
Thomas D. Senkbeil	77,293	*
Elizabeth Frank	2,777
All Directors, Director Nominees and Executive Officers as a Group (12 persons)	790,575	41.77%
* Represents less than 1.0%.

(1)	Based on 86,110,804 shares of our common stock are outstanding as of March 14, 2019.

(2)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group (“Vanguard”) has sole power to vote or direct the vote of 117,327 shares of our common stock, and sole power to dispose or direct the disposition of 13,466,701 shares of our common stock, respectively; and has shared power to vote or direct the vote of 107,105 shares of our common stock, and shared power to dispose or direct the disposition of 139,782, respectively. As of February 11, 2019, Vanguard was the aggregate beneficial owner of 13,606,483 shares of the common stock of the Company as a result of its servicing as an investment manager of collective accounts. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2019, FMR LLC has sole power to vote or direct the vote 3,748,934 shares of our common stock, and sole power to dispose or direct the disposition of 8,865,447 shares of our common stock, respectively. As of February 13, 2019, FMR LLC, was the beneficial owner of 8,865,447 shares of the common stock of the Company as a result of its servicing as an investment manager of collective trust accounts. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on March 8, 2019 BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote of 8,156,902, and sole power to dispose or direct the disposition of 8,711,894 shares of our common stock, respectively. As of March 8, 2019, BlackRock was the beneficial owner of 8,711,894 shares of the common stock of the Company as a result of its servicing as an investment manager of collective trust accounts. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2019, Principal Real Estate Investors, LLC (“PREI”) does not have any sole power to vote or direct the vote, nor does it have sole power to dispose or direct the disposition of shares of our common stock, respectively; and has shared power to vote or direct the vote 4,778,622 shares of our common stock, and shared power to dispose or direct the disposition of 4,778,622 shares of our common stock, respectively. As of February 14, 2019, PREI was the beneficial owner of 4,778,622 shares of the common stock of the Company as a result of its servicing as an investment manager of collective accounts. The address for PREI is 801 Grand Avenue, Des Moines, IA 50392.

(6)
Number includes shares of restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of March 14, 2019, Messrs. Hsieh, Hughes, Heimlich and Young had unvested restricted shares of 230,339, 27,581, 18,043, and 20,835, respectively, excluding shares potentially awardable under performance share awards made to Messrs. Hsieh, Hughes, Heimlich, and Young.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2018 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	267,912	40.96	92,052
Equity compensation plans not approved by stockholders	—	—	—
Total	267,912	40.96	92,052

(1)
Consists of (a) shares of common stock reserved for future issuance pursuant to our Amended and Restated 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012, and (b) 1,111 shares of common stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

(2)
Includes (a) 266,801 target performance shares that have been granted, but not yet issued as of December 31, 2018, and (b) 1,111 shares issuable upon the exercise of outstanding options. Grantees of performance shares are eligible to vest in up to 250% of the target number of performance shares.

(3)	Represents the weighted average exercise price of outstanding options. The performance shares do not have an exercise or strike price.

ANNUAL REPORT ON FORM 10-K
Our 2018 Annual Report on Form 10-K accompanies this Proxy Statement. Stockholders may obtain a copy of the 2018 Annual Report on Form 10-K, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Investor Relations, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations page of the Company's website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

INCORPORATION BY REFERENCE
The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
Under SEC rules, any stockholder proposal intended to be presented at the 2020 Annual Meeting of Stockholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than November 29, 2019, and meet the requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.
Under our Bylaws, stockholders seeking to introduce an item for business or to nominate a person for election as a director at an annual meeting but not intending for such proposal nomination to be included in our proxy materials for that meeting must comply with the advance notice requirements set forth in our Bylaws. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2020 Annual Meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the 2019 Annual Meeting was released to stockholders; however, if we hold our 2020 Annual Meeting more than 30 days before or after the one-year anniversary date of this year's Annual Meeting, we must receive the notice not earlier than the 150th day and not later than the 120th day prior to the 2020 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2020 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.
Stockholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

OTHER MATTERS
As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

ANNEX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2018
Net income attributable to common stockholders(1)	$121,700
Add/(less):
Portfolio depreciation and amortization	197,346
Portfolio impairment	17,668
Gain on dispositions of assets	(14,355)
Funds from operations (FFO) attributable to common stockholders	$322,359
Add/(less):
(Gain) loss on debt extinguishment	(26,729)
Restructuring charges	—
Other costs in G&A associated with headquarter relocation	—
Real estate acquisition costs	549
Transaction costs	21,391
Master Trust Exchange Costs	—
Non-cash interest expense	22,866
Accrued interest and fees on defaulted loans	1,429
Straight-line rent, net of related bad debt expense	(15,382)
Other amortization and non-cash charges	(2,434)
Swap termination costs(2)	—
Non-cash compensation expense	15,114
Other G&A costs associated with the Spin Off	1,841
Other expense	5,319
Adjusted funds from operations (AFFO) attributable to common stockholders	$346,323
FFO per share of common stock-diluted(3)	$3.71
AFFO per share of common stock (diluted)(3)	$3.99
AFFO per share of common stock, excluding Haggen Settlement(4)	$3.78
Weighted average shares of common stock outstanding (diluted)	86,476,449

(1)	Amount is net of distributions paid to preferred stockholders for the years ended December 31, 2018 and 2017.
(2) Included in general and administrative expenses.
(3) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

(4)	AFFO attributable to common stockholders, excluding proceeds from the Haggen settlement of $19.1 million for the year ended December 31, 2018 and $1.8 million for the year ended December 31, 2016

Adjusted Debt, Adjusted EBITDA and Annualized Adjusted EBITDA

December 31, 2018
2015 Credit Facility	$146,300
2015 Term Loan, net	419,560
Senior Unsecured Notes, net	295,767
Mortgages and Notes Payable, net	463,196
Convertible Notes, net	729,814
Total debt, net	2,054,637
Add/(less):
Unamortized debt discount, net	14,733
Unamortized deferred financing costs	14,932
Cash and cash equivalents	(14,493)
Restricted cash balances held for the benefit of lenders	(62,928)
Total adjustments	(47,756)
Adjusted Debt	$2,006,881

	Three Months Ended December 31, 2018
Net income	$54,114
Add/(less):
Interest	26,163
Depreciation and amortization	41,437
Income tax expense (benefit)	317
Realized gain on sales of real estate	(13,802)
Impairments on real estate assets	471
EBITDAre	$108,700
Add/(less):
Adjustments to revenue producing acquisitions and dispositions(5)	(168)
Transaction Costs	460
Real estate acquisition costs	67
Loss on debt extinguishment	—
Other G&A costs associated with Spin-Off	1,841
Other expense	5,319
Adjusted EBITDAre	$116,219
Other adjustments for Annualized Adjusted EBITDAre(5)(6)	$(17,944)
Annualized Adjusted EBITDAre	$393,100

Adjusted Debt / Annualized Adjusted EBITDAre	5.1	x
(5) In 2018 and going forward, the definition of Adjusted EBITDAre was revised to reflect adjustments made for income producing acquisitions and dispositions made during the quarter. The definition of Annualized Adjusted EBITDAre was also revised to reflect adjustments for items where annualization is not appropriate.
(6) Adjustments for which annualization would not be appropriate are composed of the receipt of the Haggen settlement and write-offs related to certain uncollectible accounts receivable and straight-line rent receivables.

THIRD AMENDMENT TO
AMENDED AND RESTATED
SPIRIT REALTY CAPITAL, INC.
AND SPIRIT REALTY, L.P.
2012 INCENTIVE AWARD PLAN

This Third Amendment (“Third Amendment”) to the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, as amended (the “Plan”), is adopted by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc. (the “Company”), effective as of April 5, 2019 (the “Effective Date”). Capitalized terms used in this Third Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

WHEREAS, the Company currently maintains the Plan.

WHEREAS, pursuant to Section 13.1 of the Plan, (i) the Plan may be wholly or partially amended at any time or from time to time by the Board and (ii) the Board has the authority to amend the Plan to increase the limits imposed in Section 3.1 of the Plan on the maximum number of shares which may be issued under the Plan (the “Share Limit”), subject to approval by the stockholders of the Company twelve (12) months before or after such action.

WHEREAS, the Board believes it is in the best interests of the Company and its stockholders to, among other things, amend the Plan to increase the Share Limit by 2,300,000 shares of the Company’s common stock.

NOW THEREFORE, BE IT RESOLVED, that, the Plan is hereby amended as set forth herein, subject to approval of this Third Amendment by the Company’s stockholders:

AMENDMENT

The Plan is hereby amended as follows, effective as of the Effective Date, except as otherwise provided below.

1.
The first and second sentences of Section 3.1(a) of the Plan are hereby amended and restated in their entirety as follows, subject to approval by the stockholders of the Company within twelve (12) months following the Effective Date:

“Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 4,587,699 shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 4,587,699.”

2.	Section 11.3(b) of the Plan is hereby amended by adding the following sentence to the end of such Section:

“Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law.”

3.	This Third Amendment shall be and is hereby incorporated in and forms a part of the Plan.

4.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, I hereby certify that this Third Amendment was duly adopted by the Board of Directors of Spirit Realty Capital, Inc. on April 5, 2019 and was approved by the stockholders of Spirit Realty Capital, Inc. on [_______], 2019.

Spirit Realty Capital, Inc.

By: __________________________
[__________]
[__________]

Date: _________________________

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 9, 2019, for Spirit Realty Capital, Inc.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement and annual report, go to www.proxydocs.com/SRC. To submit your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to use these procedures for our 2019 Annual Meeting and need YOUR participation.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's annual meeting, please make this request on or before April 29, 2019.

For a Convenient Way to VIEW Proxy Materials -and- VOTE Online go to: www.proxydocs.com/SRC

Proxy Materials Available to View or Receive:
1. Proxy Statement 2. Annual Report

Printed materials may be requested by one of the following methods:

INTERNET	TELEPHONE	*E-MAIL
www.investorelections.com/SRC	(866) 648-8133	paper@investorelections.com

You must use the 12 digit control number located in the shaded gray box below.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

ACCOUNT NO. SHARES

Company Notice of Annual Meeting

Date: Thursday, May 9, 2019
Time: 8:00 A.M. (Central Daylight Time)
Place: Spirit Realty Capital, Inc.
2727 N. Harwood Street, Suite 300, Dallas, TX 75201

The purpose of the Annual Meeting is to take action on the following proposals:

The Board of Directors recommends that you vote "FOR" each of the nominees listed below.

1. Election of Directors

01 Jackson Hsieh
02 Kevin M. Charlton
03 Todd A. Dunn
04 Richard I. Gilchrist
05 Sheli Z. Rosenberg
06 Thomas D. Senkbeil
07 Nicholas P. Shepherd
08 Diana M. Laing
09 Elizabeth F. Frank

The Board of Directors recommends that you vote "FOR" the following.

SPIRIT REALTY

ANNUAL MEETING OF SPIRIT REALTY CAPITAL, INC.

Date: Thursday, May 9, 2019
Time: 8:00 A.M. (Central Daylight Time)
Place: Spirit Realty Capital, Inc.
2727 N. Harwood Street, Suite 300, Dallas, TX 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ **Use dark black pencil or pen only**

Board of Directors Recommends a Vote **FOR** proposals 1, 2, 3 and 4.

	For	Against	Abstain	Directors Recommend
1: Election of Directors				
01 Jackson Hsieh	☐	☐	☐	For
02 Kevin M. Charlton	☐	☐	☐	For
03 Todd A. Dunn	☐	☐	☐	For
04 Richard I. Gilchrist	☐	☐	☐	For
05 Sheli Z. Rosenberg	☐	☐	☐	For
06 Thomas D. Senkbeil	☐	☐	☐	For
07 Nicholas P. Shepherd	☐	☐	☐	For
08 Diana M. Laing	☐	☐	☐	For
09 Elizabeth F. Frank	☐	☐	☐	For
2: The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐	For
3: The approval of the Third Amendment to the Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan which will increase the number of shares of common stock reserved for issuance under the plan by 2,300,000 shares.	☐	☐	☐	For
4: A non-binding, advisory resolution to approve the compensation of our named executive officer as described in the accompanying Proxy Statement.	☐	☐	☐	For

5: Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

SPIRIT REALTY

Annual Meeting of Spirit Realty Capital, Inc.
to be held on Thursday, May 9, 2019
for Holders as of March 14, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To

www.proxypush.com/SRC

- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-256-1217

- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jay Young and Rochelle Thomas, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

PROXY TABULATOR FOR

SPIRIT REALTY CAPITAL, INC.
P.O. BOX 8016
CARY, NC 27512-9903

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Spirit Realty Capital, inc.
Annual Meeting of Stockholders
May 9, 2019 8:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Jay Young and Rochelle Thomas, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Spirit Realty Capital, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, May 9, 2019 at 8:00 a.m. at Spirit Realty Capital, Inc., 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1 and FOR Proposals in Items 2, 3 and 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)